Exhibit 10.2

MASTER LEASE AGREEMENT

by and between

SPIRIT REALTY, L.P.,

as Landlord

and

PARTY CITY HOLDINGS INC.,

as Tenant

Made as of June 28, 2019

47 Elizabeth Drive, Chester, NY

7700 Anagram Drive, Eden Prairie, MN

2800 Purple Sage, Los Lunas, NM

Section 6.10	Ownership	13
Section 6.11	Disclaimer of Warranties	14

ARTICLE VII
TAXES AND ASSESSMENTS; UTILITIES; INSURANCE

Section 7.01	Taxes	14
Section 7.02	Utilities	16
Section 7.03	Insurance	16

ARTICLE VIII
MAINTENANCE; ALTERATIONS

Section 8.01	Condition of Property; Maintenance	20
Section 8.02	Alterations and Improvements	20
Section 8.03	Encumbrances	21

ARTICLE IX
USE OF THE PROPERTIES; COMPLIANCE

Section 9.01	Use	21
Section 9.02	Alternative Use	22
Section 9.03	Compliance	22
Section 9.04	Environmental	23

ARTICLE X
ADDITIONAL COVENANTS

Section 10.01	Performance at Tenant’s Expense	26
Section 10.02	Inspection	26
Section 10.03	Financial Information	26
Section 10.04	OFAC Laws	27
Section 10.05	Estoppel Certificate	27

ARTICLE XI
RELEASE AND INDEMNIFICATION

Section 11.01	Release and Indemnification	28
Section 11.02	Non-Recourse To Landlord	28

ARTICLE XII
CONDEMNATION AND CASUALTY

Section 12.01	Notification	29
Section 12.02	Partial Condemnation or Casualty	29
Section 12.03	Total Condemnation	30
Section 12.04	Temporary Taking	31
Section 12.05	Adjustment of Losses	31
Section 12.06	Tenant Obligation in Event of Casualty	31
Section 12.07	Tenant Awards and Payments	31

ARTICLE XIII
DEFAULT, CONDITIONAL LIMITATIONS, REMEDIES AND MEASURE OF DAMAGES

Section 13.01	Event of Default	32
Section 13.02	Remedies	33
Section 13.03	Cumulative Remedies	35
Section 13.04	Tenant Waiver	35

EXHIBIT A	LEGAL DESCRIPTIONS AND STREET ADDRESSES OF THE PROPERTIES

EXHIBIT B	FORM OF AUTHORIZATION AGREEMENT – PRE-ARRANGED PAYMENTS

EXHIBIT C	STATE-SPECIFIC PROVISIONS

EXHIBIT D	PHYSICAL CONDITION ASSESSMENT SCHEDULE

EXHIBIT E	PROPERTY AMOUNTS

MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (this “Lease”) is made as of June 28, 2019 (the “Effective Date”), by and between SPIRIT REALTY, L.P., a Delaware limited partnership (“Landlord”), whose address is 2727 North Harwood Street, Suite 300, Dallas, Texas 75201 and PARTY CITY HOLDINGS INC., a Delaware corporation (“Tenant”), whose address is 80 Grasslands Road, Elmsford, New York 10523. Capitalized terms not defined herein shall have the meanings set forth in ARTICLE I below.

In consideration of the mutual covenants and agreements herein contained, Landlord and Tenant hereby covenant and agree as follows:

ARTICLE I

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Lease:

“Adjustment Date” means that date set forth in Section 2.07.

“Affected Party” means each direct or indirect participant or investor in a proposed or completed Securitization, including, without limitation, any prospective owner, any rating agency or any party to any agreement executed in connection with the Securitization.

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Anti-Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.

“Applicable Rent Reduction Percentage” means, for each Property, the product (expressed as a percentage) equal to (A) the quotient (expressed as a percentage), which quotient in any event shall not be greater than 1, equal to (1) the amount of the Net Award payable to Landlord with respect to such Property, divided by (2) the amount for such Property listed on Exhibit E to this Lease, multiplied by (2) the quotient obtained by dividing the amount for such Property listed on Exhibit E to this Lease by the sum of all amounts for all Properties listed on Exhibit E to this Lease and which Properties (including such Property) are still subject to this Lease as of the Property Termination Date for such Property.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

“Base Annual Rental” means the Initial Base Annual Rental amount set forth in Section 2.05 as adjusted as set forth in Sections 2.06, 2.07 and 5.02.

“Base Monthly Rental” means, for any month, an amount equal to 1/12 of the applicable Base Annual Rental for the period in which such month falls.

“Business Day” means any day on which banks in Dallas, Texas are open for business other than a Saturday, Sunday or a legal holiday, ending at 5:00 P.M. Dallas, Texas time.

“Casualty” means any loss of or damage to any property included within or related to the Properties or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Condemnation” means a Taking and/or a Requisition.

“Confidential Information” means financial statements, documents and data regarding Tenant delivered by Tenant to Landlord pursuant to the terms of this Lease. Notwithstanding the foregoing, Confidential Information shall not include such information (a) of which Landlord was aware or which was in Landlord’s possession prior to any disclosure by or through Tenant; (b) which is publicly available; (c) which Landlord can demonstrate was obtained by Landlord from a third person who, to Landlord’s knowledge, is not prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or (d) which is independently developed by Landlord without the use of other Confidential Information.

“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees, recordation taxes and transfer taxes or fees, as the circumstances require.

“Default Rate” means 12% per annum or the highest rate permitted by Law, whichever is less.

“Discontinue Operations” means to fail to operate the entire or substantially all of a Property except during a period when such Property is not operated as a result of a Permitted Closure.

“EBITDA” means, for any Person for any period, the net income (loss) of such Person and its subsidiaries determined on a consolidated basis in accordance with GAAP for the 12 months ending on the last day of such period, PLUS (a) the sum of the following amounts of such Person and its subsidiaries for such 12-month period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such net income (loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) federal, state, local and foreign income tax expense, (v) extraordinary losses (and other losses on asset sales not otherwise included in extraordinary losses determined on a consolidated basis in conformity with GAAP), plus (vi) any discretionary management fees to the extent included in the determination of net income (loss), LESS (b) the sum of the following amounts of such Person and its subsidiaries for such 12-month period: (i) the extraordinary gains and non-recurring income of such Person and its subsidiaries determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such net income (loss), and (ii) if such Person is a subsidiary of another Person (such other Person is referred to herein as a “Parent”), such Person’s proportional share of such Parent’s general overhead and administrative expenses (based on the amount by which such Person’s gross revenues in the ordinary course of business bears to Parent’s gross revenues in the ordinary course of business), (iii) all non-cash items increasing net income/loss for such period, and (iv) all federal, state, local and foreign tax credits of such Person and its subsidiaries for such period.

“EBITDAR” means, for any Person for any period, the net income (loss) of such Person and its subsidiaries determined on a consolidated basis in accordance with GAAP for the 12 months ending on the last day of such period, PLUS (a) the sum of the following amounts of such Person and its subsidiaries for such 12-month period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such net income (loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) federal, state, local and foreign income tax expense, (v) extraordinary losses (and other losses on asset sales not otherwise included in extraordinary losses determined on a consolidated basis in conformity with GAAP), (vii) all rent expenses, plus (viii) any discretionary management fees to the extent included in the determination of net income (loss), LESS (b) the sum of the following amounts of such Person and its subsidiaries for such 12-month period: (i) the extraordinary gains and non-recurring income of such Person and its subsidiaries determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such net income (loss), and (ii) if such Person is a subsidiary of another Person (such other Person is referred to herein as a “Parent”), such Person’s proportional share of such Parent’s general overhead and administrative expenses (based on the amount by which such Person’s gross revenues in the ordinary course of business bears to Parent’s gross revenues in the ordinary course of business), (iii) all non-cash items increasing net income/loss for such period, and (iv) all federal, state, local and foreign tax credits of such Person and its subsidiaries for such period.

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.

“Environmental Assessment” has the meaning set forth in Section 9.04(f).

“Environmental Laws” means federal, state and local laws, ordinances, common law requirements, regulations, rules, and other governmental requirements, and administrative rulings and court judgments and decrees having the effect of law, in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, or USTs, and/or the protection of human health (with respect to exposure to Hazardous Materials) or the environment, or to liability for Costs of Remediation or prevention of Releases, and apply to Tenant and/or the Properties, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq. (“CERCLA”); (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §5101, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq. (“RCRA”); (iv) the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; and (v) regulations adopted and publications promulgated pursuant to the aforesaid laws.

“Environmental Lien” means any lien filed or recorded against any Property pursuant to Environmental Law.

“Event of Default” has the meaning set forth in Section 13.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the Initial Term Expiration Date and, if the Initial Term is extended in accordance with this Lease, the last day of any applicable Extension Term.

“Extension Option” has the meaning set forth in Section 4.02.

“Extension Term” has the meaning set forth in Section 4.02.

“Force Majeure Event” has the meaning set forth in Section 18.01.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied from period to period.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Guarantor” means Party City Holdco, Inc., a Delaware corporation, any other Person executing and delivering to Landlord a Guaranty, or any additional or replacement guarantor(s) approved by Landlord in its sole and absolute discretion, and any reference to Guarantor or a Guaranty shall be applicable only if there is a named Guarantor.

“Guaranty” means that certain Unconditional Guaranty of Payment and Performance dated on the Effective Date and executed by Party City Holdco, Inc., a Delaware corporation, and any other guaranty of any part or all of the Tenant’s obligations pursuant to this Lease, as the same may be amended from time to time.

“Hazardous Materials” means: (a) oil or other petroleum products (including any and all constituents and additives), explosives, radioactive materials, or any other materials that are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, or words of similar import under any applicable Environmental Law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million contained in transformers or other equipment; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority pursuant to Environmental Laws because it could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of any property adjoining the Property.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person and its subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person and its subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person and its subsidiaries upon which interest charges are customarily paid (excluding current taxes, water and sewer charges and assessments and current trade liabilities incurred in the ordinary course of business in accordance with customary terms), (d) all obligations of such Person and its subsidiaries under conditional sale or other title retention agreements relating to property acquired by such Person (other than current trade liabilities incurred in the ordinary course of business in accordance with customary terms), (e) all obligations of such Person and its subsidiaries in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person and its subsidiaries, (i) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person to purchase or redeem any shares of equity securities issued by such Person, including obligations under so-called forward equity purchase contracts to the extent such obligations are not payable solely in equity interests, (l) all obligations of such Person in respect of any forward contract, futures contract, swap or other agreement, the value of which is dependent upon interest rates or currency exchange rates, and (m) all obligations of such Person in respect of any so-called “synthetic lease” (i.e., a lease of property which is treated as an operating lease under GAAP and as a loan for U.S. income tax purposes). The Indebtedness of any Person shall also include the Indebtedness of any other entity (for example, any partnership in which such Person or its subsidiary is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.

“Indemnified Parties” means Landlord, Lender, and their respective members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Landlord or Lender, as applicable.

“Initial Term” has the meaning set forth in Section 4.01.

“Initial Term Expiration Date” has the meaning set forth in Section 4.01.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

“Landlord Entity” or “Landlord Entities” means individually or collectively, as the context may require, Landlord and all Affiliates of Landlord

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Adjusted Leverage Ratio” means, for any Person as of the last day of any period, the ratio of (a) the sum of (i) Operating Lease Expense for the 12 months ending on the last day of such period, multiplied by 8, and (ii) Total Outstanding Indebtedness as of the last day of such period, to (b) EBITDAR for the 12 months ending on the last day of such period.

“Lease Term” shall have the meaning described in Section 4.01.

“Legal Requirements” means the requirements of all present and future Laws and Environmental Laws (including, without limitation, Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all binding judicial and administrative interpretations thereof, including any judicial order, consent decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Properties, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Properties, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Properties. Legal Requirements shall specifically include (i) The Architectural Barriers Act of 1968, The Rehabilitation Act of 1973, The Americans With Disabilities Act, and the accessibility code(s), if any, of the States in which the Properties are located, and all regulations promulgated under any and all of the foregoing, as the same may be amended from time to time and (ii) CERCLA, RCRA, and any federal, state or local act, law, or code, and any applicable rules and regulations (including 40 Code of Federal Regulations, Part 280 and analogous state and local rules and regulations), concerning USTs.

“Lender” means any lender who has made a loan or extension of credit, now or hereafter existing, secured by Landlord’s interest in any or all of the Properties, and any servicer, collateral agent and/or trustee with respect to any such loan or extension of credit.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, reasonable attorneys’ fees and other Costs of defense).

“Material Adverse Effect” means a material adverse effect on (a) any of the Properties, including, without limitation, the operation of any of the Properties as Permitted Facilities and/or the value of any of the Properties; (b) Tenant’s ability to perform its obligations under this Lease; or (c) any Guarantor’s ability to perform its obligations under the Guaranty.

“Minnesota Property” “means that certain Property located at 7700 Anagram Drive, Eden Prairie, Minnesota.

“Monetary Obligations” has the meaning set forth in Section 5.03.

“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings, now or hereafter in existence, executed by Landlord for the benefit of Lender with respect to any or all of the Properties, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to a Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 7.03 payable with respect to a Property, as the case may be, and in either case, less any Costs incurred by Landlord in collecting such award or proceeds.

“Net Leverage Ratio” means, for any Person as of the last day of any period, the ratio of (a) Total Outstanding Indebtedness as of the last day of such period, to (b) EBITDA for the 12 months ending on the last day of such period.

“New Mexico Property” means that certain Property located at 2800 Purple Sage, Los Lunas, New Mexico.

“New York Property” means that certain Property located at 47 Elizabeth Drive, Chester, New York.

“OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Effective Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

“Operating Lease Expense” means, for any Person for any period, of the sum of rent expense of such Person and its subsidiaries for such period pursuant to leases (other than payments pursuant to capital leases that are treated as payments of interest or principal in accordance with GAAP).

“Other Agreements” means, collectively, all agreements and instruments now or hereafter entered into between, among or by the Tenant and/or any Guarantor (if any), with, or for the benefit of, any of the Landlord Entities, including, without limitation, leases, promissory notes and guaranties, but excluding this Lease and all other Transaction Documents.

“Partial Condemnation” means a Condemnation which is not a Total Condemnation.

“Permitted Amount” shall mean a level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws.

“Permitted Closure” means to fail to operate the entire or substantially all of a Property as a result of (i) a Casualty or Condemnation, (ii) a Remediation, (iii) a major remodeling of a Property (not to occur more often than one (1) time per every five (5) year period and for no longer than ninety (90) consecutive days), (iv) any material repairs, replacements, improvements or alterations to a Property (not to exceed thirty (30) consecutive days), or (v) a Force Majeure Event (not to exceed sixty (60) consecutive days).

“Permitted Facility” or “Permitted Facilities” means, with respect to each Property, the uses identified on Exhibit A with respect to each Property, and all related purposes such as ingress, egress and parking and uses incidental thereto.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Personalty” has the meaning set forth in Section 17.01.

“Properties” means those parcels of real estate legally described on Exhibit A attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate), but shall exclude the Personalty.

“Property” means any one of the Properties.

“Property Termination Date” has the meaning assigned to such term in Section 12.02(c).

“Property Termination Date-Total Condemnation” has the meaning assigned to such term in Section 12.03(a).

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement dated as of June 28, 2019 between Landlord (as buyer) and Amscan Inc., Anagram Eden Prairie Property Holdings LLC, and Amscan Custom Injection Molding, LLC, collectively as seller

“Taxes” has the meaning set forth in Section 7.01(b).

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“Release” means any release, deposit, discharge, emission, leaking, spilling, seeping, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other migration of Hazardous Materials or Regulated Substances into the environment.

“Release Criteria” shall mean, after giving effect to the Transfer: (i) the assignee shall have averaged a minimum EBITDA per annum for the trailing twelve months of at least $350,000,000 or greater, (ii) the Net Leverage Ratio with respect to the assignee for the trailing twelve months does not exceed, and has not exceeded, 4.5:1 (iii) the Lease Adjusted Leverage Ratio with respect to the assignee for the trailing twelve months does not exceed, and has not exceeded, 5.5:1, and (iv) the assignee shall have a Tangible Net Worth of $200,000,000.00 or greater.

“Remediation” means any response, remedial, removal, or corrective action to cleanup, detoxify, decontaminate, contain or otherwise remediate any Release of Hazardous Materials or Regulated Substances, or the presence of any Hazardous Materials or Regulated Substances in the environment, and any action to prevent, cure or mitigate any such Release or presence, that is required to comply with any Environmental Laws or with any permits issued pursuant thereto, and any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation conducted in connection with any of the foregoing.

“Rent” means the Rental, the Monetary Obligations, and all other amounts due and payable by Tenant to Landlord hereunder.

“Rental” means the Base Annual Rental and Base Monthly Rental.

“Rental Adjustment” has the meaning set forth in Section 2.06 as adjusted as set forth in Section 2.07.

“Requisition” means any temporary requisition or confiscation of the use or occupancy of any of the Properties by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Securities” has the meaning set forth in Section 18.11.

“Securities Act” means of the Securities Act of 1933, as amended.

“Securitization” has the meaning set forth in Section 18.11.

“SNDA” means subordination, nondisturbance and attornment agreement.

“Sublease” has the meaning assigned to such term in Section 15.04.

“Subtenant” means a subtenant pursuant to a Sublease.

“Successor Landlord” has the meaning set forth in Section 14.04.

“Taking” means (a) any taking or damaging of all or a portion of the Properties (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Properties.

“Tangible Net Worth” of a Person means the tangible net worth of such Person and its consolidated subsidiaries determined in accordance with GAAP.

“Tax Reserve” has the meaning set forth in Section 7.01(b).

“Temporary Taking” has the meaning set forth in Section 12.04.

“Tenant Entity” or “Tenant Entities” means individually or collectively, as the context may require, Tenant and Guarantor (if any).

“Total Condemnation” means a Condemnation of all or substantially all of any Property, including a Condemnation (other than for a temporary use) of such a substantial part of such Property resulting in the portion of the Property remaining after such Condemnation being unsuitable for use as a Permitted Facility, as determined by Tenant in the exercise of good faith business judgment.

“Total Outstanding Indebtedness” means, means, for any Person as of any date, the sum, without duplication, of the amount of Indebtedness of such Person and its subsidiaries, determined in accordance with GAAP, as of the end of the last day of such period.

“Transaction” has the meaning set forth in Section 15.01.

“Transaction Documents” means this Lease, the Purchase and Sale Agreement, and all documents related thereto.

“Transfer” has the meaning assigned to such term in Section 15.02 of this Agreement.

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.

“USTs” means any one or combination of underground tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

ARTICLE II

BASIC LEASE TERMS

Section 2.01 Properties. The street addresses of the Properties are set forth on Exhibit A attached hereto.

Section 2.02 Initial Term Expiration Date. June 30, 2039.

Section 2.03 Extension Options. Four (4) extensions of five (5) years each, as described in Section 4.02.

Section 2.04 Expiration Date (if fully extended). June 30, 2059.

Section 2.05 Initial Base Annual Rental. $8,320,000.00 as described in Article V.

Section 2.06 Rental Adjustment. 2% of the Base Annual Rental then in effect, as described in Section 5.02.

Section 2.07 Adjustment Date. July 1, 2020 and the first day of each July thereafter during the Lease Term (including any Extension Term).

Section 2.08 Guarantor(s). Party City Holdco, Inc., a Delaware corporation.

Section 2.09 Tenant Tax Identification No. 20-1033029.

Section 2.10 Landlord Tax Identification No. 20-1127940.

ARTICLE III

LEASE OF PROPERTIES

Section 3.01 Lease. In consideration of Tenant’s payment of the Rent and Tenant’s performance of all other obligations hereunder, Landlord hereby leases to Tenant, and Tenant hereby takes and hires, the Properties, “AS IS” and “WHERE IS” without representation or warranty by Landlord, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection might reveal, and all Legal Requirements now or hereafter in effect.

Section 3.02 Quiet Enjoyment. So long as an Event of Default has not occurred and is continuing hereunder and this Lease is in full force and effect, Tenant shall have, subject and to the terms and conditions set forth herein, the right to peacefully and quietly have, hold and occupy the Properties free of any interference from Landlord or anyone claiming by, through or under Landlord; provided, however, in no event shall Tenant be entitled to bring any action against Landlord to enforce its rights hereunder if an Event of Default shall have occurred and be continuing.

ARTICLE IV

LEASE TERM; EXTENSION

Section 4.01 Initial Term. The initial term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on June 30, 2039 (“Initial Term Expiration Date”), unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.”

Section 4.02 Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any Extension Option is exercised, Tenant shall have the right and option (each, an “Extension Option”) to extend the Initial Term for all and not less than all of the Properties for four (4) additional successive periods of five (5) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect.

Section 4.03 Notice of Exercise. Tenant may only exercise an Extension Option by giving written notice thereof to Landlord of Tenant’s election to do so (a) no later than twelve (12) months prior to the Expiration Date, and (b) no earlier than eighteen (18) months prior to the Expiration Date. If written notice of the exercise of any Extension Option is not received (or deemed received) by Landlord by the date described above, then this Lease shall terminate on the Initial Term Expiration Date or, if applicable, the last day of the Extension Term then in effect. Upon the request of Landlord or Tenant, the parties hereto will execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 4.03.

Section 4.04 Removal of Personalty. At any time during the Lease Term and upon the expiration of the Lease Term, Tenant may remove from the Properties furniture, trade fixtures, equipment or other personal property located upon any Property, including without limitation, the equipment set forth on Schedule 4.04 attached hereto (collectively, the “Personalty”), such Personalty being the property of Tenant. Tenant shall repair any damage caused by such removal and, at the end of the Lease Term, shall leave all of the Properties clean and in good and working condition, subject to normal wear and tear, casualty and condemnation. Any property of Tenant left on the Properties on the tenth day following the expiration of the Lease Term shall, at Landlord’s option, automatically and immediately become the property of Landlord.

ARTICLE V

RENTAL AND OTHER MONETARY OBLIGATIONS

Section 5.01 Base Monthly Rental. During the Lease Term, on or before the first day of each calendar month, Tenant shall pay in advance the Base Monthly Rental then in effect for each such month. If the Effective Date is a date other than the first day of the month, Tenant shall pay to Landlord on the Effective Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rental is being paid, and the denominator of which is the total number of days in such month.

Section 5.02 Adjustments. During the Lease Term (including any Extension Term), on the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental then in effect shall increase by an amount equal to the Rental Adjustment.

Section 5.03 Monetary Obligations. In addition to Base Annual Rental and Base Monthly Rental, Tenant shall pay and discharge all sums of money required to be paid or reimbursed by Tenant under this Lease to Landlord, to any party on behalf of Landlord, to any third party or to any Indemnified Party (the obligations described in this sentence are referred to collectively as the “Monetary Obligations”). Tenant shall pay and discharge any Monetary Obligations when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within fifteen (15) days after Landlord’s demand for payment thereof or, if later, when the same are due. In no event shall Tenant be required to pay to Landlord any Monetary Obligation that Tenant is obligated to pay and has paid to any third party pursuant to any provision of this Lease.

Section 5.04 Rentals To Be Net to Landlord. (a) The Base Annual Rental payable hereunder shall be net to Landlord, so that this Lease shall yield to Landlord the Rentals specified during the Lease Term, and all Costs and obligations of every kind and nature whatsoever relating to the Properties (even if an obligation relating to the Properties is, pursuant to Legal Requirements or pursuant to a recorded agreement, the obligation of the fee owner of the Property) shall be performed and paid by Tenant, including without limitation, common area maintenance charges, if any, related to the Properties. Tenant shall perform all of its obligations under this Lease at its sole cost and expense. All Rent which Tenant is required to pay hereunder shall be the unconditional obligation of Tenant and shall be payable in full when due and payable, without notice or demand, and without any setoff, abatement, deferment, deduction or counterclaim whatsoever.

(b) Simultaneous with each payment to Landlord of Base Monthly Rental, Tenant shall pay to Landlord any applicable state sales tax and any applicable county or local sales tax. Tenant shall also pay to Landlord sales tax on any other payments which are subject to payment of any state or local sales tax, such sales tax payment to be made to Landlord at the same time as the payments subject to sales tax is paid by Tenant.

Section 5.05 ACH Authorization. Upon execution of this Lease, Tenant shall deliver to Landlord a complete Authorization Agreement – Pre-Arranged Payments in the form of Exhibit B attached hereto and incorporated herein by this reference, together with a voided check for account verification, establishing arrangements whereby payments of the Base Monthly Rental, impound payments (if any), sales tax or real property tax (if any), and any other Monetary Obligations are transferred by Automated Clearing House Debit initiated by Landlord from an account established by Tenant at a United States bank or other financial institution to such account as Landlord may designate. Tenant shall continue to pay all Rental and other Monetary Obligations by Automated Clearing House Debit unless otherwise directed by Landlord.

Section 5.06 Late Charges; Default Interest. Any delinquent payment of Base Monthly Rental shall, in addition to any other remedy of Landlord, incur a late charge of five percent (5%) (which late charge is intended to compensate Landlord for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Tenant be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect. Any payment of a Monetary Obligation which is not paid to Landlord by Tenant on or prior to the date such payment is due to Landlord shall bear interest at a rate of interest per annum equal to the Default Rate.

Section 5.07 Holdover. If Tenant remains in possession of any one or more of the Properties after the expiration of the term hereof, Tenant, at Landlord’s option and within Landlord’s sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay Rentals and Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to one hundred fifty percent (150%) of the last Base Monthly Rental payable under this Lease, and Tenant shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Landlord shall be deemed a consent to such holding over. Tenant shall defend, indemnify, protect and hold the Indemnified Parties harmless from and against any and all Losses resulting from Tenant’s failure to surrender possession upon the expiration of the Lease Term, including, without limitation, any claims made by any succeeding lessee.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF TENANT

The representations and warranties of Tenant contained in this ARTICLE VI are being made as of the Effective Date to induce Landlord to enter into this Lease, and Landlord has relied upon such representations and warranties. Tenant represents and warrants to Landlord as follows:

Section 6.01 Organization, Authority and Status of Tenant. Tenant has been duly organized or formed, is validly existing and in good standing under the laws of its state of Delaware and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. All necessary corporate action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein, including without limitation, the Transaction Documents. Tenant is not, and if Tenant is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Tenant is duly authorized to do so.

Section 6.02 Enforceability. This Lease constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and principles of equity.

Section 6.03 Property Condition. As of the Effective Date, Tenant has physically inspected all of the Properties and has examined title to the Properties, and has found all of the same satisfactory in all respects for all of Tenant’s purposes.

Section 6.04 Litigation. As of the Effective Date, there are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving any Tenant Entity or the Properties before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

Section 6.05 Absence of Breaches or Defaults. As of the Effective Date, Tenant is not in default under any document, instrument or agreement to which Tenant is a party or by which Tenant, the Properties or any of Tenant’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Tenant is a party or by which Tenant, the Properties or any of Tenant’s property is subject or bound, except for such breaches or defaults which individually or in the aggregate would not reasonably be excepted to result in a Material Adverse Effect.

Section 6.06 Licenses and Permits. Tenant has obtained all required licenses and permits, both governmental and private, to use and operate the Properties as Permitted Facilities.

Section 6.07 Financial Condition; Information Provided to Landlord. As of the Effective Date, the financial statements heretofore delivered to Landlord by or with respect to the Tenant Entities and the Properties in connection with this Lease or relating to the Tenant Entities or the Properties are true, correct and complete in all material respects; there have been no amendments thereto since the date such items were prepared or delivered to Landlord; all financial statements provided were prepared in accordance with GAAP, and fairly present as of the date thereof the financial condition of each individual or entity to which they pertain; and no change has occurred to any such financial statements, financial data, documents and other information not disclosed in writing to Landlord, which has had, or could reasonably be expected to result in, a Material Adverse Effect.

Section 6.08 Compliance With OFAC Laws. Neither Tenant nor, to Tenant’s knowledge, any holder of a direct or indirect interest in Tenant, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 6.09 Solvency. As of the Effective Date, there is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Tenant or Guarantor, or to Tenant’s knowledge, its respective shareholders members, partners or Affiliates. As of the Effective Date, Tenant does not have unreasonably small capital to conduct its business.

Section 6.10 Ownership. To Tenant’s knowledge, no Person that actually or constructively owns ten percent (10%) or more of the outstanding capital stock of Landlord owns, as of the Effective Date, directly or indirectly, (a) ten percent (10%) or more of the total combined voting power of all classes of voting capital stock of Tenant, or (b) ten percent (10%) or more of the total value of all classes of capital stock of Tenant.

Section 6.11. Disclaimer of Warranties. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) AND THE OTHER LANDLORD ENTITIES HAVE NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD OR ANY OF THE LANDLORD ENTITIES BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROPERTY, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, INCOME, EXPENSES, ENTITLEMENTS OR ZONING, (xv) THE EXISTENCE OF ANY HAZARDOUS MATERIALS, RELEASE OR VIOLATION OF ENVIRONMENTAL LAWS, OR (xvi) COMPLIANCE OF THE PROPERTIES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE PROPERTIES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE PROPERTIES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE PROPERTIES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD AND ALL OTHER LANDLORD ENTITIES SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS SECTION 6.11 HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD OR ANY LANDLORD ENTITY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PROPERTIES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

ARTICLE VII

TAXES AND ASSESSMENTS; UTILITIES; INSURANCE

Section 7.01 Taxes.

(a) Payment. Subject to the provisions of this Article VII, Tenant shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance (except as otherwise set forth in Section 7.01 (a)(iii), all taxes and assessments of every type or nature assessed against or imposed upon the Properties, Tenant or Landlord during or prior to the Lease Term or arising out of this Lease and the activities of the parties hereunder, including, without limitation (collectively, the “Taxes”):

(i) All real estate taxes or assessments upon the Properties or any part thereof and upon any personal property, trade fixtures and improvements located on the Properties, whether belonging to Landlord or Tenant, or any tax or charge levied in lieu of such taxes and assessments;

(ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Properties by Tenant;

(iii) all recordation taxes, realty transfer taxes and similar taxes due and payable by Landlord as a result of the transactions contemplated by the Transaction or any of the Transaction Documents; and

(iv) all excise, franchise, transaction, privilege, license, sales, use and other taxes upon the Rent hereunder (and which are not assesses against all gross income of the Landlord), the leasehold estate of either party or the activities of either party pursuant to this Lease, which such taxes shall be paid to Landlord simultaneously with any payment to Landlord of Base Monthly Rental or a Monetary Obligations, as the case may be.

Notwithstanding the foregoing, but without limiting the preceding obligation of Tenant to pay all taxes described in Section 7.01(a)(i)-(iv), in no event will Tenant be required to pay any net income, franchise or similar taxes based on or measured by the net income of Landlord (unless such franchise tax is imposed in lieu of other taxes that would otherwise be the obligation of Tenant under this Lease, including, without limitation, any “gross receipts tax” or any similar tax based upon gross income, revenue or receipts of Landlord).

All taxing authorities shall be instructed to send all tax and assessment invoices directly to Tenant. Within thirty (30) days after each tax and assessment payment is required by this Section 7.01 is to be paid, Tenant shall, upon prior written request of Landlord, provide Landlord with evidence reasonably satisfactory to Landlord that such payment was made in a timely fashion.

(b) Reserves. Notwithstanding any provision contained in this Lease, in the event that Tenant defaults in the payment of Taxes described in Section 7.01(a) (i) and (ii), or upon the occurrence of any Event of Default, Landlord shall have the right, upon written notice to Tenant and without waiving any default, require Tenant to pay to Landlord on the first day of each month after such notice (or commencing on the date specified in the notice), the amount that Landlord reasonably estimates will be necessary in order to accumulate with Landlord sufficient funds to pay any and all such Taxes for:

(i) the ensuing twelve (12) months, and

(ii) at least thirty (30) days prior to the date or dates any or all of such Taxes are due (which shall not be deemed a trust fund) (the “Tax Reserve”). Landlord shall, upon prior written request of Tenant, provide Tenant with evidence reasonably satisfactory to Tenant that payment of such Taxes was made in a timely fashion. In the event that the Tax Reserve does not contain sufficient funds to timely pay any such Taxes, upon Landlord’s written notification thereof, Tenant shall, within five (5) Business Days of such notice, provide funds to Landlord in the amount of such deficiency. Landlord shall pay or cause to be paid directly to the applicable taxing authorities any such Taxes then due and payable for which there are funds in the Tax Reserve; provided, however, that in no event shall Landlord be obligated to pay any such Taxes in excess of the funds held in the Tax Reserve, and Tenant shall remain liable for any and all such Taxes, including fines, penalties, interest or additional costs imposed by any taxing authority (unless incurred as a result of Landlord’s failure to timely pay such Taxes for which it had funds in the Tax Reserve). Tenant shall cooperate fully with Landlord in assuring that such Taxes are timely paid. Landlord may deposit all Tax Reserve funds in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Landlord. Interest or other gains from such funds, if any, shall be the sole property of Landlord. Upon an Event of Default, in addition to any other remedies, Landlord may apply all Tax Reserve funds against any sums due from Tenant to Landlord. Landlord shall give to Tenant an annual accounting showing all credits and debits to and from such Tax Reserve funds received from Tenant. At any time that a Tax Reserve is no longer required under this Section 7.01, any Tax Reserve held by Landlord shall promptly be returned to Tenant.

(c) Right to Contest. Tenant may, at its own expense, contest or cause to be contested (in the case of any item involving more than $10,000, after prior written notice to Landlord), by appropriate legal proceedings conducted in good faith and with due diligence, any above-described item or lien with respect thereto (which shall exclude the right to contest Taxes described in Section 7.01(a)(iv), including, without limitation, the amount or validity or application, in whole or in part, of any such item, provided that

(i) neither the Properties nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings;

(ii) no Event of Default has occurred and is continuing;

(iii) Tenant posts a bond or takes other steps reasonably acceptable to Landlord that remove such lien or stay enforcement thereof within sixty (60) days after Tenant receives notice of such lien;

(iv) Tenant shall promptly provide Landlord with copies of all notices received or delivered by Tenant and filings made by Tenant in connection with such proceeding; and

(v) upon termination of such proceedings, it shall be the obligation of Tenant to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including reasonable attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith.

Section 7.02 Utilities. Tenant shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Properties during the Lease Term. Unless resulting from Landlord’s gross negligence or willful misconduct, under no circumstances shall Landlord be responsible for any interruption of any utility service; provided, however, that the term “gross negligence” as used herein shall not include gross negligence imputed as a matter of law to Landlord solely by reason of Landlord’s interest in any Property or Landlord’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease

Section 7.03 Insurance.

(a) Coverage. Throughout the Lease Term, Tenant shall maintain, with respect to each Property, at Tenant’s sole expense, the following types and amounts of insurance:

(i) Insurance against loss or damage to the Properties, including, without limitation, the Personalty under a special cause of loss insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, terrorism, and other risks normally included in the standard ISO special form (and shall also include National Flood and Excess Flood insurance if the Property is located within a 100-year floodplain (FEMA Zones A and V) and earthquake insurance if a Property is located within a moderate to high earthquake hazard zone as determined by an approved insurance company set forth in Section 7.03(b)(x) below). Such policy shall also include coverage for ordinance or law covering the loss of value of the undamaged portion of the Properties, costs to demolish and the increased costs of construction if any of the improvements located on, or the use of, the Properties shall at any time constitute legal non-conforming structures or uses. Ordinance or law limits shall be in an amount equal to the full replacement cost for the loss of value of the undamaged portion of the Properties (Coverage A) and a combined sublimit of $10,000,000.00 for costs to demolish and the increased cost of construction (Coverages B and C). Such insurance shall be in amounts sufficient to prevent Landlord from becoming a co-insurer under the applicable policies, and in any event, after application of deductible, in amounts not less than 100% of the full insurable replacement cost values and sublimits satisfactory to Landlord, as determined from time to time at Landlord’s request but not more frequently than once in any 12-month period.

(ii) Commercial general liability insurance, including (a) products and completed operation liability, covering Landlord and Tenant against bodily injury liability, property damage liability, products and completed operations and personal and advertising injury (in an amount not less than $2,000,000.00 per occurrence and $4,000,000.00 general aggregate per location), (b) if the use and occupancy of the Property include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, garagekeepers liability or bailee customers personal property, if applicable] in such amounts as Landlord may reasonably require, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of the Property or adjoining ways, streets, parking lots or sidewalks. The commercial general liability policy shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Tenant’s obligations under ARTICLE XI hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Tenant or Landlord because of the negligence or other acts of the other, shall be in amounts of not less than $2,000,000.00 per occurrence for bodily injury and property damage, and $4,000,000.00 general aggregate per location, together with Excess or Umbrella liability with a limit of not less than $5,000,000 per occurrence (which shall provide coverage excess of the commercial general liability, auto liability and employers’ liability), or, following the expiration of the Initial Term, such higher limits as Landlord may reasonably require from time to time, and shall be of form and substance satisfactory to Landlord. These limits may be satisfied through commercial general liability and umbrella liability policies.

(iii) Statutory workers’ compensation insurance and Employers Liability insurance in the amount of $1,000,000 covering all persons employed by Tenant on the Properties in connection with any work done on or about any of the Properties for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Properties.

(iv) Rental value insurance, equal to 100% of the Base Annual Rental (as the same may adjusted hereunder) for a period of not less than twelve (12) months basic period plus a six (6) month extended period of indemnity, which insurance shall be carved out of Tenant’s business interruption coverage for a separate rental value insurance payable to Landlord, or if rental value insurance is included in Tenant’s business interruption coverage, the insurer shall provide priority payment to any rent obligations, and such obligations shall be paid directly to Landlord. Such insurance is to follow form of the special cause of loss coverage and is not to contain a co-insurance clause.

(v) Equipment Breakdown insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, located in or about the each Property and in an amount equal to the lesser of 25% of the 100% replacement cost of each Property or $5,000,000.00.

(vi) Automobile Liability Insurance not less than $1,000,000 per occurrence covering all owned and non-owned vehicles.

(vii) Builder’s Risk Insurance, but only prior to the commencement of and during the construction of any permitted rehabilitation, replacement, reconstruction, restoration, renovation or alteration of the Properties, and only to the extent that such coverage is not being maintained by Tenant’s contractor(s) pursuant to a policy or polices reasonably acceptable to Landlord.

(b) Insurance Provisions. All insurance policies shall:

(i) provide

(A) for a waiver of subrogation by the insurer as to claims against Landlord, its employees and agents;

(B) that the insurer shall not deny a claim and that such insurance cannot be unreasonably cancelled, invalidated or suspended on account of the conduct of Tenant, its officers, directors, employees or agents, or anyone acting for Tenant or any subtenant or other occupant of the Properties; and

(C) that any losses otherwise payable thereunder shall be payable notwithstanding any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment;

(ii) be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Landlord and the insurance policy shall not be brought into contribution with insurance maintained by Landlord;

(iii) contain deductibles or self-insured retention amounts not to exceed $250,000 (except deductibles for workers’ compensation insurance, which shall not exceed $500,000); provided, however, such deductibles may change from time to time upon Tenant’s request, subject to Landlord’s consent, not to be unreasonably withheld, conditioned, or delayed;

(iv) contain a standard non-contributory mortgagee clause or endorsement in favor of any Lender designated by Landlord;

(v) provide that the policy of insurance shall not be cancelled without at least thirty (30) days’ prior written notice to Landlord and to any Lender covered by any standard mortgagee clause or endorsement;

(vi) provide that the insurer shall not have the option to restore the Properties if Landlord elects to terminate this Lease in accordance with the terms hereof;

(vii) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;

(viii) except for workers’ compensation insurance referred to in Section 7.03(a)(ii) above, name Landlord and any Landlord Affiliate or Lender requested by Landlord, as an “additional insured” with respect to general liability insurance, and as a “loss payee” with respect to all real property, Personalty and rental value insurance, as appropriate and as their interests may appear;

(ix) be evidenced by delivery to Landlord and any Lender designated by Landlord of an Acord Form 28 for property, rental value and boiler & machinery coverage (or any other form requested by Landlord) and an Acord Form 25 for commercial general liability, automobile, workers’ compensation and umbrella coverage (or any other form requested by Landlord); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Landlord and any Lender designated by Landlord; and

(x) be issued by insurance companies licensed to do business in the states where the Properties are located and which are rated A:VIII or better by Best’s Insurance Guide or are otherwise approved by Landlord.

(c) Additional Obligations. It is expressly understood and agreed that

(i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Tenant, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and any Lender designated by Landlord;

(ii) the minimum limits of insurance coverage set forth in this Section 7.03 shall not limit the liability of Tenant for its acts or omissions as provided in this Lease;

(iii) Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any servicer or Lender of Landlord certificates of insurance or, upon Landlord’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times;

(iv) Tenant shall pay as they become due all premiums for the insurance required by this Section 7.03;

(v) in the event any insurance policy required to be maintained by Tenant hereunder contains any breach of warranty provisions, Tenant shall not cause any violations of the policy warranties, declarations or conditions in such policy; and

(vi) in the event that Tenant fails to comply with any of the requirements set forth in this Section 7.03, within ten (10) days of the giving of written notice by Landlord to Tenant,

(A) Landlord shall be entitled to procure such insurance; and

(B) any sums expended by Landlord in procuring such insurance shall be a Monetary Obligation (and not Rental) and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord.

(d) Blanket Policies. Notwithstanding anything to the contrary in this Section 7.03, any insurance which Tenant is required to obtain pursuant to this Section 7.03 may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 7.03.

(e) Change in Operation. Landlord reserves the right to require additional and/or other insurance if Tenant has a change in operation or use of any of the Properties.

ARTICLE VIII

MAINTENANCE; ALTERATIONS

Section 8.01 Condition of Property; Maintenance. Tenant hereby accepts the Properties “AS IS” and “WHERE IS” with no representation or warranty of Landlord as to the condition thereof. Tenant shall, at its sole cost and expense, be responsible for:

(a) keeping all of the building, structures and improvements erected on each of the Properties in good order and repair, subject to the terms of Article XII of this Lease, free from actual or constructive waste, including without limitation, the roof and the HVAC and other electrical and mechanical systems;

(b) subject to the terms of Article XII of this Lease, the repair or reconstruction of any building, structures or improvements erected on the Properties damaged or destroyed by a Casualty;

(c) subject to Section 8.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements erected on the Properties, including without limitation, completion of the repairs described on the Physical Condition Assessment schedule attached hereto as Exhibit D;

(d) operating, remodeling, updating and modernizing the Properties in accordance with those standards adopted from time to time on a system-wide basis for the Permitted Facilities; and

(e) paying all operating costs of the Properties in the ordinary course of business. Tenant waives any right to require Landlord to maintain, repair or rebuild all or any part of the Properties or make repairs at the expense of Landlord pursuant to any Legal Requirements at any time in effect.

Section 8.02 Alterations and Improvements. During the Lease Term, Tenant shall not alter the exterior, structural, plumbing or electrical elements of the Properties in any manner without the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Tenant may undertake nonstructural alterations to (i) the New Mexico Property and the Minnesota Property, individually, costing less than $250,000, and (ii) the New York Property costing less than $500,000, in any calendar year without Landlord’s prior written consent. No USTs may be installed at any Property without Landlord’s written consent. If Landlord’s consent is required hereunder and Landlord consents to the making of any such alterations, the same shall be made by Tenant at Tenant’s sole expense by a licensed contractor and according to plans and specifications reasonably approved by Landlord and subject to such other conditions as Landlord shall reasonably require. Any work at any time commenced by Tenant on the Properties shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply in all material respects with all the terms of this Lease and all Legal Requirements. Upon completion of any alterations individually costing $50,000 or more, Tenant shall promptly provide Landlord with evidence of full payment to all laborers and materialmen contributing to the alterations. Additionally, upon completion of any alterations, Tenant shall promptly provide Landlord with:

(a) an architect’s certificate certifying the alterations to have been completed in conformity with the plans and specifications (if the alterations are of such a nature as would require the issuance of such a certificate from the architect);

(b) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy); and

(c) any other documents or information reasonably requested by Landlord. Tenant shall keep the Properties free from any liens arising out of any work performed on, or materials furnished to, the Properties. Tenant shall execute and file or record, as appropriate, a “Notice of Non-Responsibility,” or any equivalent notice permitted under applicable Law in the states where the Properties are located which provides that Landlord is not responsible for the payment of any costs or expenses relating to the additions or alterations. Any addition to or alteration of the Properties shall be deemed a part of the Properties and belong to Landlord, and Tenant shall execute and deliver to Landlord such instruments as Landlord may require to evidence the ownership by Landlord of such addition or alteration.

In no event shall the provisions of this Section 8.02 be deemed to limit Tenant’s rights or obligations with respect to any Personalty.

Section 8.03 Encumbrances. During the Lease Term, upon not less than twenty (20) days’ notice to Tenant (which notice shall include a copy of any proposed easement), Landlord shall have the right to grant easements on, over, under and above the Properties without the prior consent of Tenant, provided that such easements will not interfere with Tenant’s use of the Properties or result in any additional material costs payable by Tenant. Tenant shall comply with and perform all obligations of Landlord, at Tenant’s sole cost and expense, under all easements, declarations, covenants, restrictions and other items of record now or hereafter encumbering the Properties (including the payment of any sums due thereunder). Without Landlord’s prior written consent, Tenant shall not grant any easements on, over, under or above the Properties.

ARTICLE IX

USE OF THE PROPERTIES; COMPLIANCE

Section 9.01 Use. During the Lease Term, each of the Properties shall be used solely for the operation of a Permitted Facility. Except during any Permitted Closure (and provided that Tenant continues to strictly comply with the other terms and conditions of this Lease), Tenant shall at all times during the Lease Term occupy the Properties and shall diligently operate (as presently conducted) its business on the Properties. Notwithstanding the foregoing and anything to the contrary contained herein, Tenant shall be permitted to Discontinue Operations at either the New Mexico Property or the Minnesota Property; provided, that in no event shall Tenant be permitted to Discontinue Operations at the New York Property nor Discontinue Operations at more than one (1) Property at any time. If Tenant does Discontinue Operations at a Property, Tenant shall (i) give written notice to Landlord as promptly as practicable after Tenant elects to Discontinue Operations at such Property, but no later than ninety (90) days prior to the date that Tenant actually commences to Discontinue Operations, (ii) provide protection and maintenance of any such Property during any period of vacancy in the same manner as required under this Lease, (iii) comply with all Laws and otherwise comply with the terms and conditions of this Lease, and (iv) such discontinuance of operations shall not activate, make applicable or otherwise trigger any right of any person or entity to acquire any such Property whether by option, right of first refusal, right of first offer or otherwise. The other terms and provisions of this Lease and Tenant’s obligations hereunder shall remain in full force and effect in accordance with its terms, and not be deemed to be waived by Landlord with respect to such Property where Tenant elects to Discontinue Operations.

Section 9.02 Alternative Use. Tenant shall not, by itself or through any assignment, sublease or other type of transfer, convert any of the Properties to an alternative use during the Lease Term without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Landlord’s consent shall not be deemed unreasonably withheld if Landlord’s decision is based on any or all of the following:

(a) whether the rental paid to Landlord would be equal to or greater than the anticipated rental assuming continued existing use;

(b) whether the proposed rental to be paid to Landlord is reasonable considering the converted use of such Property and the customary rental prevailing in the community for such use;

(c) whether the converted use will be consistent with the highest and best use of such Property;

(d) whether the converted use will increase Landlord’s risks or decrease the value of such Property;

(e) whether the converted use will adversely affect Landlord’s status as a REIT; and

(f) whether Landlord is able to obtain approval of its Lender to any such change in use provided Landlord shall use commercially reasonable efforts to obtain approval of its Lender.

Section 9.03 Compliance. Tenant shall, at Tenant’s sole cost and expense, ensure the use and occupation of each of the Properties (whether by Tenant or any Subtenant), and the condition thereof, complies in all material respects with all Legal Requirements and all restrictions, covenants and encumbrances of record (even if an obligation relating to the Properties is, pursuant to Legal Requirements or pursuant to a recorded agreement, the obligation of the fee owner of the Property). Without in any way limiting the foregoing provisions, Tenant shall comply with all Legal Requirements relating to anti-terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as they affect the Properties, now or hereafter in effect. Upon Landlord’s written request from time to time during the Lease Term, but in no event more than one time per calendar year, Tenant shall certify in writing to Landlord that Tenant’s representations, warranties and obligations under Section 6.07 and this Section 9.03 remain true and correct and have not been breached. Tenant shall promptly notify Landlord in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Tenant shall (and shall cause each Subtenant to) comply in all material respects with all Legal Requirements and directives of Governmental Authorities and, at Landlord’s prior written request, provide to Landlord copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Tenant shall also reimburse Landlord for all Costs incurred by Landlord in evaluating the effect of such an event on the Properties and this Lease, in obtaining any necessary license from Governmental Authorities as may be necessary for Landlord to enforce its rights under the Transaction Documents, and in complying with all Legal Requirements applicable to Landlord as the result of the existence of such an event and for any penalties or fines imposed upon Landlord as a result thereof. Tenant will use its best efforts to prevent any act or condition to exist on or about the Properties which will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Tenant shall pay for such increase. Tenant will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Tenant’s failure to comply with its obligations under this Section 9.03.

Section 9.04 Environmental.

(a) Representations and Warranties. The representations and warranties of Tenant contained in this Section 9.04(a) are being made as of the Effective Date to induce Landlord to enter into this Lease, and Landlord has relied upon such representations and warranties. Tenant represents and warrants to Landlord the following:

(i) To the knowledge of Tenant, there are no conditions on the Properties that are in violation of Environmental Laws, or that require Remediation, and could reasonably be expected to result in a Material Adverse Effect. The Properties are not subject to any pending or, to Tenant’s knowledge, threatened investigations or inquiries by any Governmental Authorities regarding any alleged violation of Environmental Laws or any Remediation, in each case, that could reasonably be expected to have a Material Adverse Effect. Tenant has not received any written notice from any Person of:

(A) any violation of Environmental Laws with respect to Hazardous Materials, Regulated Substances or USTs at a Property;

(B) possible liability of any Person pursuant to any Environmental Law with respect to a Property;

(C) any Remediation at a Property;

(D) other environmental conditions at a Property;

(E) any actual or potential administrative or judicial proceedings in connection with any of the foregoing; or

(F) any pending or threatened lawsuits under any Environmental Laws or related to any environmental conditions on the Properties;

in each case of (A) - (F), that could reasonably be expected to have a Material Adverse Effect.

(ii) all uses and operations on or of the Properties, whether by Tenant or, to Tenant’s knowledge, any other Person, are in compliance with all Environmental Laws and environmental permits issued pursuant thereto;

(iii) there have been no Releases in, on, under or from any of the Properties, or, to Tenant’s knowledge, from other property migrating toward any of the Properties, except in Permitted Amounts;

(iv) there are no Hazardous Materials, Regulated Substances or USTs in, on, or under any of the Properties, except in Permitted Amounts; and

(v) The Properties are free and clear of all Environmental Liens.

(b) Covenants.

(i) Tenant covenants to Landlord during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(A) All uses and operation of the Properties by Tenant or its officers, directors, employees or agents, or anyone acting for Tenant or any subtenant or other occupant of the Properties, shall be in compliance in all material respects with all Environmental Laws, permits issued pursuant thereto, and with any order by any Governmental Authority issued pursuant to Environmental Law.

(B) Tenant shall not permit any Releases in, on, under or from the Properties, except in Permitted Amounts.

(C) Tenant shall not permit any Hazardous Materials or Regulated Substances in, on or under the Properties, except in Permitted Amounts.

(D) The Property shall be kept free and clear of all Environmental Liens due to any act or omission of Tenant or its officers, directors, employees or agents, or anyone acting for Tenant or any subtenant or other occupant of the Properties, or (to the extent within Tenant’s reasonable control) any other Person.

(E) Tenant shall not allow any Subtenant or other user of the Properties to do any act that poses an unreasonable risk of harm to any Person or the environment (whether on or off any of the Properties), impairs the value of any of the Properties in any material respect, constitutes a public or private nuisance, constitutes waste, or violates in any material respect any covenant, condition, agreement or easement applicable to any of the Properties.

(F) If Landlord reasonably believes there exists a material violation of the covenants set forth in subsections (A)–(E) above, then Tenant shall, upon ten (10) Business Days’ prior written notice from Landlord, perform an environmental site assessment or other investigation of environmental conditions in connection with the Properties as may be reasonably requested by Landlord to investigate such violation, and share with Landlord the reports thereof. The cost of such environmental site assessment or other investigation shall be paid by Landlord, unless a violation of the covenants set forth in subsections (A)–(E) above is confirmed, in which case the cost shall be paid by Tenant.

(ii) Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Tenant to satisfy any one or more of the covenants set forth in subsections (A) through (E) above provided that Tenant shall be in compliance in all material respects with Environmental Laws and the requirements of any Governmental Authority with respect to the discovery or Remediation of any Release at the Properties.

(c) Notification Requirements. Tenant shall notify Landlord in writing within ten (10) Business Days of Tenant obtaining actual knowledge of:

(i) any Releases in, on, under or from any of the Properties other than in Permitted Amounts;

(ii) any non-compliance with any Environmental Laws related in any way to any of the Properties;

(iii) any Environmental Lien;

(iv) any Remediation of environmental conditions relating to any of the Properties required by applicable Governmental Authorities; and

(v) any written notice or other communication, including but not limited to a notice of violation (“NOV”), issued by a Governmental Authority to Tenant relating to a violation of Environmental Laws with respect to Hazardous Materials, Regulated Substances or USTs at the Properties, a Release or Remediation thereof at or on any of the Properties (other than in Permitted Amounts), possible liability of any Person relating to any of the Properties pursuant to any Environmental Law, or any actual or threatened administrative or judicial proceedings in connection with any of the foregoing.

(d) Remediation. Tenant shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required by any Governmental Authority with respect to the Properties and take any other action required by Environmental Law or any Governmental Authority for protection of human health or the environment with respect to the Properties. Should Tenant fail to undertake such Remediation in accordance with the preceding sentence, Landlord, after written notice to Tenant and Tenant’s failure to promptly undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Tenant. Any Cost so paid by Landlord, together with interest at the Default Rate, shall be deemed to be a Monetary Obligation hereunder (and not Rental) and shall be immediately due from Tenant to Landlord.

(e) Indemnification. Tenant shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses arising out of or in any way relating to any violation of Environmental Laws or Release of Hazardous Materials or Regulated Substances (including with respect to USTs) at the Properties, in each case prior to or during the Lease Term, including, but not limited to, all fines, penalties, claims or expenses imposed pursuant to any Environmental Law and all Costs of Remediation (whether or not performed voluntarily), except to the extent caused by an Indemnified Party’s gross negligence or willful misconduct; provided, however, that the term “gross negligence” as used herein shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Landlord’s interest in any Property or Landlord’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease. It is expressly understood and agreed that Tenant’s obligations under this Section 9.04(d) shall survive the expiration or earlier termination of this Lease for any reason.

(f) Right of Entry. Notwithstanding anything to the contrary in Section 10.02 below, Landlord and its authorized representatives shall have the right, but not the obligation, to enter upon the Properties during normal business hours, upon reasonable prior written notice to Tenant, to assess any and all aspects of the environmental condition of any Property and its use and to ensure compliance with Environmental Laws and the requirements of any Governmental Authority issued pursuant thereto, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Landlord’s sole and absolute discretion) (any such entry onto a Property, an “Environmental Assessment”); provided, however, that unless the condition set forth in Section 9.04(b)(i)(F) has been met, Landlord shall not access any Property more than twice per year for purposes of conducting an Environmental Assessment. Tenant shall reasonably cooperate with and provide access to Landlord and its authorized representatives in connection with any Environmental Assessment. Any such Environmental Assessment shall be paid for by Landlord, except as set forth in Section 9.04(b)(i)(F) above.

(g) No Operation of USTs. Tenant represents and warrants to Landlord that no USTs are currently located on the Properties and none shall be installed in the future.

ARTICLE X

ADDITIONAL COVENANTS

Section 10.01 Performance at Tenant’s Expense. Tenant acknowledges and confirms that Landlord may impose reasonable documented out-of-pocket processing or review fees, and collect reasonable documented out-of-pocket attorneys’ fees, costs and expenses incurred by Landlord or its servicer or management company, in connection with:

(a) any extension, renewal, modification, amendment and termination of this Lease but excluding any such action requested by Landlord and any assignment by Landlord pursuant to Section 15.01;

(b) any request for release or substitution of Properties by Tenant whether or not approved in writing by Landlord;

(c) the procurement of consents, waivers and approvals with respect to the Properties or any matter related to this Lease;

(d) the review of any assignment or sublease or proposed assignment or sublease or the preparation or review of any subordination or non-disturbance agreement; and

(e) the collection, maintenance and/or disbursement of reserves created under this Lease or the other Transaction Documents.

Section 10.02 Inspection. Landlord and its authorized representatives shall have the right during normal business hours upon giving reasonable prior written notice (except in the event of an emergency, in which case no prior written notice shall be required), to enter the Properties or any part thereof and inspect the same. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Properties and any other loss occasioned by such entry, but, subject to Section 11.01, excluding damages arising as a result of the gross negligence or intentional misconduct of Landlord or its authorized representatives and provided Landlord repairs any damage caused by such entry and/or inspection.

Section 10.03 Financial Information.

(a) Financial Statements. Within forty five (45) days after the end of the first three fiscal quarters of each fiscal year and within one hundred twenty (120) days after the end of each fiscal year of Tenant or Guarantor, as applicable, Tenant shall deliver to Landlord complete financial statements of the Tenant and Guarantor including a balance sheet, profit and loss statement, and statement of changes in financial condition and all other related schedules for the fiscal period then ended. All such financial statements shall be prepared in accordance with GAAP, and shall be certified to be accurate and complete by an officer or director of Tenant or Guarantor, as applicable, shall separately set forth revenue received from Subleases, and shall identify any Subtenant which is in default. Tenant understands that Landlord will rely upon such financial statements and Tenant represents that such reliance is reasonable. The annual financial statements delivered to Landlord shall be audited.

(b) Notwithstanding the foregoing, so long as Tenant’s and/or Guarantor’s financial reports are the financial reports of a publicly traded company and so long as such publicly traded company’s financial reports are available to the public, Tenant’s obligations to deliver financial reports of Tenant and/or Guarantor pursuant to Section 10.03(a) shall be deemed to be satisfied.

Section 10.04 OFAC Laws. Upon receipt of notice or upon actual knowledge thereof, Tenant shall immediately notify Landlord in writing if any Person owning (directly or indirectly) any interest in the Tenant, or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist-related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related laws, or has had funds seized or forfeited in an action under these or related laws; provided, however, that the covenant in this Section 10.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 10.05 Estoppel Certificate. At any time, and from time to time, Tenant shall, within ten (10) days after a written request from Landlord or any Lender or mortgagee of Landlord, execute, acknowledge and deliver to Landlord or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Landlord, certifying:

(a) that Tenant has accepted the Properties;

(b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor;

(c) the commencement and expiration dates of the Lease Term;

(d) the date to which the Rentals have been paid under this Lease and the amount thereof then payable;

(e) whether there are then any existing defaults by Landlord in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof;

(f) that no notice has been received by Tenant of any default pursuant to this Lease which has not been cured, except as to defaults specified in the certificate;

(g) that Tenant has no option to purchase, right of first refusal or similar rights;

(h) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Tenant;

(i) that neither Landlord nor any Lender or mortgagee has actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operation of the Properties, including any handling or disposal of Hazardous Materials or Regulated Substances; and

(j) any other information reasonably requested by Landlord or any Lender or mortgagee, as the case may be.

Section 10.06 Sale of Assets. Except as otherwise expressly permitted by the terms of this Lease, during the term of this Lease, Tenant will not transfer or dispose of all or substantially all of its assets (a “Material Asset Sale”) without Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless the buyer of such assets assumes all of the obligations of Tenant under this Lease. In addition, if such buyer satisfies the Release Criteria, Tenant shall be released from all obligations under the Lease. Notwithstanding any provision to the contrary in this Section 10.06, the sale of the retail business of Tenant shall not constitute a Material Asset Sale.

ARTICLE XI

RELEASE AND INDEMNIFICATION

Section 11.01 Release and Indemnification. Tenant agrees to use and occupy the Properties at its own risk and hereby releases Landlord and Landlord’s agents and employees from all claims for any damage or injury to the full extent permitted by Law; provided, however, that such release shall not apply to any claim, damage or injury to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees. Tenant agrees that Landlord shall not be responsible or liable to Tenant or Tenant’s employees, agents, customers, licensees or invitees for bodily injury, personal injury or property damage occasioned by the acts or omissions of any other lessee or any other Person; provided, however, that such release shall not apply to any claim, damage or injury to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees. Tenant agrees that any employee or agent to whom the Properties or any part thereof shall be entrusted by or on behalf of Tenant shall be acting as Tenant’s agent with respect to the Properties or any part thereof, and neither Landlord nor Landlord’s agents, employees or contractors shall be liable for any loss of or damage to the Properties or any part thereof. Tenant shall indemnify, protect, defend and hold harmless each of the Indemnified Parties from and against any and all Losses (excluding Losses suffered by an Indemnified Party arising out of the gross negligence or willful misconduct of any Indemnified Party; provided, however, that the term “gross negligence” as used herein shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Landlord’s interest in any Property or Landlord’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease) relating in any way to the Properties or caused by, incurred or resulting from Tenant’s operations at or by Tenant’s use and occupancy of the Properties, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Tenant or any Person thereon, supervision or otherwise, or from any breach of, default under, or failure to perform, any term or provision of this Lease by Tenant, its officers, employees, agents or other Persons. It is expressly understood and agreed that Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason whatsoever.

Section 11.02. Non-Recourse to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Properties not against any other assets, properties or funds of (i) Landlord, (ii) Landlord’s members, and any entity controlling, controlled by, or in common control of Landlord or Landlord’s members, any director, officer, general partner, shareholder, limited partner, beneficiary, employee, attorney, consultant, contractor or agent of Landlord or any general partner of Landlord or any of its general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor limited liability company, partnership or corporation (or other entity) of Landlord or any of its members, managers, general partners, shareholders, officers, directors, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), (iv) any Lender, and any lender to a Person holding an interest in Landlord, (v) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof; or (vi) the heirs, successors, personal representatives and assigns of any of the foregoing.

ARTICLE XII

CONDEMNATION AND CASUALTY

Section 12.01 Notification. Tenant shall promptly give Landlord written notice of:

(a) any Condemnation of any of the Properties;

(b) the commencement of any proceedings or negotiations which might result in a Condemnation of any of the Properties; and

(c) any Casualty to any of the Properties or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Tenant shall promptly send Landlord copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 12.02 Partial Condemnation or Casualty. Except as otherwise provided in Section 12.03 and Section 12.04, in the event of a Partial Condemnation or a Casualty:

(a) Net Awards. Subject to Section 12.07, all Net Awards shall be paid to Landlord.

(b) Election To Continue or Terminate Lease. Landlord shall have the option,

(i) subject to the right of Tenant to elect otherwise as set forth in subsection (d) below, to terminate this Lease with respect to the applicable Property affected, by notifying Tenant in writing within thirty (30) days after Tenant gives Landlord notice

(A) of such Partial Condemnation or Casualty, or

(B) that title has vested in the condemning authority; or

(ii) to continue this Lease in effect (subject to Tenant’s right to terminate as set forth in Section 12.02(b)(iii)), which election shall be evidenced by either a notice from Landlord to Tenant, or Landlord’s failure to notify Tenant in writing that Landlord has elected to terminate this Lease with respect to such Property within such thirty (30) day period. Tenant shall have a period of ninety (90) days after receipt of Landlord’s notice to terminate referenced above during which to elect, despite such Landlord notice of termination, to continue this Lease with respect to such Property on the terms herein provided.

(iii) Tenant shall have the option to terminate the Lease with respect to the applicable Property affected provided that (i) the Casualty has caused 20% or more of the usable square footage of the primary structure on the applicable Property to be untenantable, or the Partial Condemnation has resulted in the Taking of 20% or more of the usable square footage of the primary structure on the applicable Property, and (ii) such Casualty or Partial Condemnation occurs during the last two (2) years of the Lease Term. Such termination election shall be effected by delivery of written notice to Landlord within thirty (30) days after the applicable Casualty or Condemnation.

(c) No Continuance of Lease. If either Landlord or Tenant elects to terminate the Lease as to a Property (and if Landlord elects to terminate the Lease as to a Property, Tenant does not elect to continue this Lease with respect to such Property or shall fail during such ninety (90) day period to notify Landlord of Tenant’s intent to continue this Lease with respect to such Property), then this Lease shall terminate with respect to such Property as of the later of (i) the last day of the month in which such termination notice is delivered and (ii) the date of the actual taking or permanent termination of use of such Property as a result of such Partial Condemnation or Casualty (the “Property Termination Date”). Tenant shall vacate and surrender such Property by such Property Termination Date, in accordance with the provisions of this Lease, and all obligations of either party hereunder with respect to such Property shall cease as of the date of termination; provided, however, Tenant’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Tenant’s obligations to pay Rental and all other Monetary Obligations (whether payable to Landlord or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination. In such event, Landlord may retain all Net Awards related to the Partial Condemnation or Casualty, and Tenant shall immediately pay Landlord an amount equal to the insurance deductible applicable to any Casualty. From and after the Property Termination Date with respect to a Property, the Base Annual Rental shall be reduced by an amount equal to the product of (i) Applicable Rent Reduction Percentage for such Property, and (ii) the Base Annual Rental in effect immediately preceding the Property Termination Date.

(d) Continuance of Lease. If Landlord elects not to terminate this Lease, or if Landlord elects to terminate this Lease with respect to such Property but Tenant elects to continue this Lease with respect to such Property, then this Lease shall continue in full force and effect upon the following terms:

(i) All Rental and other Monetary Obligations due under this Lease shall continue unabated.

(ii) Tenant shall promptly commence and diligently prosecute restoration of such Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as reasonably approved by Landlord. Subject to the terms and provisions of the Mortgages and upon the written request of Tenant (accompanied by evidence reasonably satisfactory to Landlord that such amount has been paid or is due and payable and is properly part of such costs, and that Tenant has complied with the terms of Section 8.02 in connection with the restoration), Landlord shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Landlord, an amount up to but not exceeding the amount of any Net Award (after deducting all Costs incidental to the collection of the Net Award) received by Landlord with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Tenant shall provide evidence reasonably satisfactory to Landlord of funds available to Tenant to pay restoration expenses (a) up to the amount of the insurance deductible applicable to such Casualty and (b) which are in excess of the amount of the Net Award. Landlord shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Tenant shall bear all additional Costs of such restoration in excess of the Net Award.

Section 12.03 Total Condemnation. In the event of a Total Condemnation of any Property, other than a Temporary Taking, then, in such event:

(a) Termination of Lease. All obligations of either party hereunder with respect to the applicable Property shall cease as of the earlier to occur of (i) the date that Landlord receives 100% of the Net Award for such Total Condemnation, or (ii) the date that the Total Condemnation occurs (such earlier date, the “Property Termination Date-Total Condemnation”)

that the Total Condemnation occurs; provided, however, that Tenant’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Tenant’s obligation to pay Rental and all other Monetary Obligations (whether payable to Landlord or a third party) accruing under this Lease with respect to such Property prior to the Property Termination Date-Total Condemnation shall survive such termination. From and after the Property Termination Date-Total Condemnation with respect to a Property, the Base Annual Rental shall be reduced by an amount equal to the product of (i) Applicable Rent Reduction Percentage for such Property, and (ii) the Base Annual Rental in effect immediately preceding the Property Termination Date-Total Condemnation.

(b) Net Award. Subject to Section 12.07, Landlord shall be entitled to receive the entire Net Award in connection with a Total Condemnation without deduction for any estate vested in Tenant by this Lease, and Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such Net Award and agrees that Tenant shall not be entitled to any Net Award or other payment for the value of Tenant’s leasehold interest in this Lease.

Section 12.04 Temporary Taking. In the event of a Condemnation of all or any part of any Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental or any other Monetary Obligation payable hereunder. Except as provided below and subject to the terms and provisions of the Mortgages, Tenant shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Landlord and Tenant as of the date of such expiration. At the termination of any such Temporary Taking, Tenant will, at its own cost and expense and pursuant to the provisions of Section 8.02, promptly commence and complete restoration of such Property.

Section 12.05 Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Tenant shall be adjusted by Landlord and Tenant (except that if an Event of Default has occurred and is continuing, Landlord may adjust such claim without the written consent of Tenant). Subject to the terms and provisions of the Mortgages, any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Landlord or, at Landlord’s election, Tenant. Notwithstanding the foregoing or any other provisions of this Section 12.05 to the contrary, but subject to the terms and provisions of the Mortgages, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Landlord is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Tenant and otherwise, to file and prosecute Tenant’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Tenant to Landlord under this Lease, in such order, priority and proportions as Landlord in its discretion shall deem proper.

Section 12.06 Tenant Obligation in Event of Casualty. During all periods of time following a Casualty, Tenant shall take reasonable steps to ensure that the related Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

Section 12.07 Tenant Awards and Payments. Notwithstanding any provision contained in this ARTICLE XII, Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the Taking of any Personalty owned by Tenant, any insurance proceeds with respect to any Personalty owned by Tenant, the interruption of its business and moving expenses (subject, however, to the provisions of Section 7.03(a)(iv) above), but only if such claim or award does not adversely affect or interfere with the prosecution of Landlord’s claim for the Condemnation or Casualty, or otherwise reduce the amount recoverable by Landlord for the Condemnation or Casualty, including payments or proceeds related to any Personalty then owned by Landlord.

Section 12.08 Uninsured Losses. Nothing contained herein shall relieve Tenant of its obligations under this Article XII if the destruction or damage is not covered, either in whole or in part, by insurance.

ARTICLE XIII

DEFAULT, CONDITIONAL LIMITATIONS,

REMEDIES AND MEASURE OF DAMAGES

Section 13.01 Event of Default. Each of the following shall be an event of default by Tenant under this Lease (each, an “Event of Default”):

(a) if any representation or warranty of Tenant set forth in this Lease is false in any material respect when made;

(b) if any Rental or other Monetary Obligation due under this Lease is not paid when due; provided, however, that not more than twice in any twelve (12) month period, any such failure to pay Rental or other Monetary Obligation due under this Lease shall not be an Event of Default unless Tenant fails to pay such amount when due and such failure continues for five (5) days or more after written notice from Landlord;

(c) Subject to Section 7.01, if Tenant fails to pay, prior to delinquency, any Taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against any of the Properties and such failure continues for ten (10) days or more after written notice from Landlord; provided, however, Landlord shall not be required to provide such notice more than once in any twelve (12) month period, and any subsequent failure to pay any Taxes, assessments or other charges due under this Lease prior to delinquency during such twelve (12) month period shall be an immediate Event of Default without any further notice.

(d) if Tenant fails to maintain any insurance required to be maintained by Tenant pursuant to this Lease and such failure continues for five (5) days or more after written notice from Landlord; provided, however, Landlord shall not be required to provide such notice more than once in any twelve (12) month period, and any subsequent failure to maintain any insurance required to be maintained by Tenant during such twelve (12) month period shall be an immediate Event of Default without any further notice.

(e) if there is an Insolvency Event with respect to Tenant or any Guarantor;

(f) except as expressly permitted pursuant to the terms of this Lease, if Tenant vacates or abandons any Property;

(g) if Tenant fails to observe or perform any of the other covenants, conditions or obligations of Tenant in this Lease; provided, however, if any such failure does not involve the payment of any Monetary Obligation, is not willful or intentional, does not place any Property or any rights or property of Landlord in immediate jeopardy, and is within the reasonable power of Tenant to promptly cure, all as determined by Landlord in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Landlord shall have given Tenant written notice thereof and a period of thirty (30) days shall have elapsed, during which period Tenant may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30) day period, as determined by Landlord in its reasonable discretion, and Tenant is diligently pursuing a cure of such failure, then Tenant shall have a reasonable period to cure such failure beyond such thirty (30) day period, which shall in no event exceed one hundred twenty (120) days after receiving notice of such failure from Landlord. If Tenant shall fail to correct or cure such failure within such one hundred twenty (120) day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required

(h) if a final, non-appealable judgment is rendered by a court against Tenant which has a Material Adverse Effect, or which does not have a Material Adverse Effect but which is in the amount of $4,000,000.00 or more, and in either event is not discharged or provision made for such discharge within ninety (90) days from the date of entry thereof;

(i) if Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution, and if any such proceeding is involuntary, Tenant does not cause such proceedings to cease within ninety (90) days;

(j) if the estate or interest of Tenant in any of the Properties shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made;

(k) a Transfer occurs without the written consent of Landlord (except to the extent that such consent is not required and Tenant otherwise complies with the provisions of Article 15 of this Lease); or

(l) if there is an Event of Default (as defined in the Guaranty).

Section 13.02 Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Tenant, Landlord shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at Law or in equity, including, without limitation, any one or more of the following:

(a) to terminate this Lease, whereupon Tenant’s right to possession of the Properties shall cease and this Lease, except as to Tenant’s liability, shall be terminated;

(b) to the extent not prohibited by applicable law, and without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action, and without terminating (or being deemed to terminate) this Lease, to re-enter and take possession of the Properties (or any part thereof), and, to the extent permissible, all permits and other rights or privileges of Tenant pertaining to the use and operation of the Properties;

(c) to expel Tenant and those claiming under or through Tenant, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar Law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. If Tenant shall, after default, voluntarily give up possession of the Properties to Landlord, deliver to Landlord or its agents the keys to the Properties, or both, such actions shall be deemed to be in compliance with Landlord’s rights and the acceptance thereof by Landlord or its agents shall not be deemed to constitute a termination of the Lease. Landlord reserves the right following any re-entry and/or re-letting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate;

(d) to bring an action against Tenant for any damages sustained by Landlord or any equitable relief available to Landlord and to the extent not prohibited by applicable Law;

(e) to re-let the Properties or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Landlord, in its sole discretion, may determine, with all proceeds received from such re-letting being applied to the Rental and other Monetary Obligations due from Tenant in such order as Landlord may, in its sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such re-letting. Except to the extent required by applicable Law, Landlord shall have no obligation to re-let the Properties or any part thereof and shall in no event be liable for refusal or failure to re-let the Properties or any part thereof, or, in the event of any such re-letting, for refusal or failure to collect any rent due upon such re-letting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability. Landlord reserves the right following any re-entry and/or re-letting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice;

(f) to accelerate and recover from Tenant all Rent due and owing and scheduled to become due and owing under this Lease both before and after the date of such breach for the entire original scheduled Lease Term, discounted to present value, less the fair rental value of the Properties for the balance of the term;

(g) to recover from Tenant all Costs paid or incurred by Landlord as a result of such breach, regardless of whether or not legal proceedings are actually commenced;

(h) to immediately or at any time thereafter, and with or without notice, at Landlord’s sole option but without any obligation to do so, correct such breach or default and charge Tenant all Costs incurred by Landlord therein. Any sum or sums so paid by Landlord, together with interest at the Default Rate, shall be deemed to be a Monetary Obligation hereunder (and not Rental) and shall be immediately due from Tenant to Landlord. Any such acts by Landlord in correcting Tenant’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Landlord’s right to exercise any or all remedies set forth herein;

(i) to immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Tenant held by Landlord under this Lease against any sum owing by Tenant hereunder;

(j) without limiting the generality of the foregoing or limiting in any way the rights of Landlord under this Lease or otherwise under applicable Laws, at any time after the occurrence, and during the continuance, of an Event of Default, Landlord shall be entitled to apply for and have a receiver appointed under applicable Law by a court of competent jurisdiction in any action taken by Landlord to enforce its rights and remedies hereunder in order to protect and preserve Landlord’s interest under this Lease or in the Properties, and in connection therewith, TENANT HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE, AND DURING THE CONTINUANCE, OF AN EVENT OF DEFAULT; and/or

(k) to seek any equitable relief available to Landlord, including, without limitation, the right of specific performance.

Section 13.03 Cumulative Remedies. (a) All powers and remedies given by Section 13.02 to Landlord, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Landlord under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Tenant contained in this Lease, and no delay or omission of Landlord to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Landlord may be exercised from time to time, and as often as may be deemed expedient, by Landlord, subject at all times to Landlord’s right in its sole judgment to discontinue any work commenced by Landlord or change any course of action undertaken by Landlord.

Section 13.04 Tenant Waiver. Tenant hereby expressly waives, for itself and all Persons claiming by, through and under Tenant, including creditors of all kinds,

(a) any right and privilege which Tenant has under any present or future Legal Requirements to redeem the Properties or to have a continuance of this Lease for the Lease Term after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease;

(b) the benefits of any present or future Legal Requirement that exempts property from liability for debt or for distress for rent;

(c) any present or future Legal Requirement relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; and

(d) any benefits and lien rights which may arise pursuant to any present or future Legal Requirement.

ARTICLE XIV

MORTGAGE, SUBORDINATION AND ATTORNMENT

Section 14.01 No Liens. Landlord’s interest in this Lease and/or the Properties shall not be subordinate to any liens or encumbrances placed upon the Properties by or resulting from any act of Tenant, and nothing herein contained shall be construed to require such subordination by Landlord. NOTICE IS HEREBY GIVEN THAT TENANT IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PROPERTIES OR TENANT’S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN.

Section 14.02 Subordination. This Lease at all times shall automatically be subordinate to the lien of any and all ground leases and Mortgages now or hereafter placed upon any of the Properties by Landlord, and Tenant covenants and agrees to execute and deliver, upon written demand, such further instruments subordinating this Lease to the lien of any or all such ground leases and Mortgages as shall be reasonably desired by Landlord, or any present or proposed mortgagees under trust deeds, upon the condition that Tenant shall have the right to remain in possession of the Properties under the terms of this Lease, notwithstanding any default in any or all such ground leases or Mortgages, or after the foreclosure of any such Mortgages, so long as no Event of Default shall have occurred and be continuing. If requested by Landlord in writing, Tenant shall execute an SNDA with a Lender holding a Mortgage, and Tenant agrees to promptly execute and return such SNDA to Landlord within fifteen (15) days of request therefor.

Section 14.03 Election To Declare Lease Superior. If any mortgagee, receiver or other secured party elects to have this Lease and the interest of Tenant hereunder, be superior to any Mortgage and evidences such election by notice given to Tenant, then this Lease and the interest of Tenant hereunder shall be deemed superior to any such Mortgage, whether this Lease was executed before or after such Mortgage and in that event such mortgagee, receiver or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such Mortgage and had been assigned to such mortgagee, receiver or other secured party.

Section 14.04 Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to any of the Properties, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Landlord as landlord under this Lease, Tenant shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Landlord”), and recognize the Successor Landlord as lessor under this Lease, and, subject to the provisions of this Article XIV, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant, provided that the Successor Landlord shall only be liable for any obligations of Landlord under this Lease which accrue after the date that such Successor Landlord acquires title. The foregoing provision shall be self-operative and effective without the execution of any further instruments.

Section 14.05 Execution of Additional Documents. Upon written request by Landlord, Tenant shall execute and deliver whatever instruments may be reasonably required for such purposes within fifteen (15) days of request therefor to further evidence Tenant’s obligations under this Article XIV, and Landlord shall execute and deliver or shall use reasonable efforts to cause Lender or other superior interest holder to execute and deliver whatever instruments may be reasonably required to further evidence Tenant’s rights under this Article XIV.

Section 14.06 Notice to Lender. Tenant shall give written notice to any Lender having a recorded lien upon any of the Properties or any part thereof of which Tenant has been notified of any breach or default by Landlord of any of its obligations under this Lease and give such Lender at least thirty (30) days beyond any notice period to which Landlord might be entitled to cure such default before Tenant may exercise any remedy with respect thereto.

ARTICLE XV

ASSIGNMENT AND SUBLETTING

Section 15.01 Assignment by Landlord. As a material inducement to Landlord’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Tenant hereby agrees that Landlord may, from time to time and at any time and without the consent of Tenant, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws:

(a) Subject to the last paragraph of this Section 15.01, the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of all, less than all or any portion of the Properties, this Lease or any other Transaction Document, Landlord’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or

(b) a Securitization and related transactions. Without in any way limiting the foregoing, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a taxable REIT subsidiary) in order to maintain Landlord’s or any of its Affiliates’ status as a REIT. In the event of any such sale or assignment other than a security assignment, Tenant shall attorn to such purchaser or assignee (so long as Landlord and such purchaser or assignee notify Tenant in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Landlord hereunder from and after the date of such assignment). Upon prior written request of Landlord, Tenant will execute such documents confirming the sale, assignment or other transfer and such other agreements as Landlord may reasonably request, provided that the same do not increase the liabilities and obligations of Tenant hereunder. Landlord shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Landlord contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

Notwithstanding any provision to the contrary in Section 15.01(a), in the event that Landlord desires to assign its interest in this Lease with respect to one or more of the Properties, then (i) Landlord and Tenant, each in their reasonable discretion, shall mutually agree upon the Base Annual Rental as to any Properties covered by such assignment (the “Allocated Base Annual Rental”), (ii) Landlord shall prepare a new lease agreement in substantially the same form of this Lease with respect to any such Properties (each, a “New Lease Agreement”); and (iii) upon the assignment by Landlord, this Lease shall be amended to exclude any such Properties from this Lease, and the Base Annual Rental hereunder shall be reduced by the Allocated Base Annual Rental.

Section 15.02 Assignment by Tenant. (a) Tenant acknowledges that Landlord has relied both on the business experience and creditworthiness of Tenant and upon the particular purposes for which Tenant intends to use the Properties in entering into this Lease. Any (i) assignment, sublease, transfer, conveyance, pledge or mortgage by Tenant, whether voluntary or involuntary, whether by operation of Law or otherwise, of any part or all of this Lease, or of any part or all of the leasehold estate created by this this Lease, or any interest herein, or (ii) any assignment, transfer, conveyance, pledge or mortgage of any stock, partnership, membership or other direct or indirect equity interests in Tenant, Guarantor or any Person or group of Persons controlling Tenant or Guarantor that results in a direct or indirect change of control of Tenant, whether voluntary or involuntary, whether by operation of law (for example, by merger) or otherwise, is defined in this Agreement as a “Transfer”. For purposes of this Article XV, “control” or “controlling” means shall mean, as applied to any Person or entity, the possession, directly or indirectly, of the power to direct the management and policies of that Person or entity, whether through ownership, voting control, by contract or otherwise. Except as otherwise expressly provided in this Lease, no Transfer shall occur without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed by Landlord with respect to an assignment (but not a mortgage or pledge) of this Lease in its entirety by Tenant, considering such matters as the experience and financial strength of any assignee, the assumption by any assignee of all of Tenant’s obligations hereunder by undertakings enforceable by Landlord, and the transfer to or procurement by the proposed assignee of all necessary licenses and franchises in order to continue operating the Properties for the purposes herein provided, so long as Landlord is given at least 30 days prior written notice of such assignment accompanied by information about the proposed assignee (including financial statements of the proposed assignee and its direct and indirect equity owners), and provided further that at the time of such assignment no Event of Default (assuming with the giving of notice or the passage of time) will occur and be continuing. At the time of any assignment of this Lease which is approved in writing by Landlord, the assignee shall assume all of the obligations of Tenant under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Landlord. Such assignment of this Lease shall not relieve Tenant or Guarantor of its obligations respecting this Lease unless otherwise agreed to by Landlord. Any consent to any Transfer shall not be deemed to be a consent to any subsequent Transfer. Any transfer, mortgage, assignment or pledge of this Lease by Tenant in violation of the terms of this Lease shall be void.

(b) Notwithstanding any provision to the contrary in this Article XV, Tenant shall have the right to effect the following Transfers, without the prior written consent of Landlord provided, that (i) Tenant delivers to Landlord at least ten (10) days’ prior notice of such Transfer, together with a copy, if applicable, of any proposed assignment (pursuant to which the proposed assignee shall assume all of the obligations of Tenant under this Lease), or other instrument required to comply with this Lease, as well as, if applicable, reasonable supporting documentation or information to evidence that such assignee is a Permitted Assignee, (ii) the Transfer is for a legitimate business purpose and not intended to circumvent the restrictions of this Article XV, and (iii) an Event of Default does not exist as of the delivery of Tenant’s notice to Landlord and as of the effective date of the applicable Transfer (each, a “Permitted Transfer”):

(i) an assignment of this Lease to any Affiliate of Tenant;

(ii) an assignment of this Lease made in connection with any merger, consolidation or sale of Tenant;

(iii) subject to Section 10.06, an assignment of this Lease to a Person acquiring all or substantially all of the assets of Tenant;

(iv) any assignment, transfer, conveyance, pledge or mortgage of any stock, partnership, membership or other direct or indirect equity interests in Tenant, Guarantor or any Person or group of Persons controlling Tenant or Guarantor that results in a direct or indirect change of control of Tenant, whether voluntary or involuntary, whether by operation of law or otherwise; or

(v) an assignment of this Lease to a Permitted Assignee.

Additionally, except for a Transfer to a Permitted Assignee, any such Permitted Transfer shall not relieve Tenant or Guarantor of its obligations respecting this Lease unless otherwise agreed to by Landlord.

(c) As used herein, “Permitted Assignee” means Person that satisfies the Release Criteria, all as evidenced to Landlord’s reasonable satisfaction. In the event of any assignment of this Lease to a Permitted Assignee in compliance with the terms of Section 15.02(b), Tenant shall be released from any liability accruing under this Lease from and after the date of such assignment.

Section 15.03 Intentionally Omitted.

Section 15.04 Subletting. (a) Except as otherwise expressly provided in this Lease, Tenant shall not sublet any or all of the Properties without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed and any such purported subletting without consent shall be void, and any Sublease shall be included in the definition of a “Transfer.”

(b) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now or hereafter in effect (the “Subleases”) entered into for any part or all of a Property and any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Nothing in this Section 15.04 shall constitute an agreement by Landlord to permit Tenant to enter into Subleases without Landlord’s written consent.

(c) Each Sublease of any of the Properties which is consented to by Landlord or otherwise permitted pursuant to the terms of this Lease shall be subject and subordinate to the provisions of this Lease (and all future amendments to this Lease). No Sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no Sublease had been made. No Sublease shall impose any additional obligations on Landlord under this Lease.

(d) Tenant shall, within ten (10) days after the execution and delivery of any sublease consented to by Landlord or otherwise permitted under the terms of this Lease, deliver a duplicate original copy thereof to Landlord.

(e) Landlord shall have no obligation to recognize any or to agree to not disturb any subtenant of Tenant upon any Event of Default of Tenant under this Lease, unless Landlord shall agree to do so in writing by separate instrument, but Landlord shall have no obligation to do so. Landlord’s consent to any Sublease shall not be construed as or imply any agreement on Landlord’s part to recognize any Subtenant. In the event of Tenant’s surrender of this Lease or the termination of this Lease for any reason or by any circumstance, Landlord may, at its option, either terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord thereunder (except to the extent that Landlord has entered into a nondisturbance agreement with a Subtenant). During the time that any uncured Event of Default exists hereunder, Landlord may collect from each Subtenant all rent payable by such Subtenant pursuant to its Sublease and apply it toward Tenant’s obligations under this Lease, and any Subtenant is hereby provided with notice that Subtenant shall be required to pay all sublease rent directly to Landlord upon receipt of notice from Landlord that an uncured Event of Default exists under this Lease.

(f) Notwithstanding any provision to the contrary in this Article XV, Tenant may sublease up to fifteen (15%) of any Property without Landlord’s consent (a “Permitted Sublease”); provided, that any such Permitted Sublease shall be subject to all other terms and conditions of this Section 15.04 with respect to a Sublease (other than obtaining Landlord’s prior consent).

ARTICLE XVI

NOTICES

Section 16.01 Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; (c) certified or registered mail, return receipt requested; or (d) facsimile or E-Mail transmission, and shall be deemed to have been delivered upon (i)receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested; or (iv) transmission, if delivered by facsimile or E-Mail transmission. Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

If to Tenant:	Party City Holdings Inc. 80 Grasslands Road Elmsford, New York 10523 Attn: Michael Correale Facsimile: Email: mcorreale@amscan.com

With a copy to:	Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 Attn: John G. Caruso, Esq. Facsimile: (312) 862-2200 Email: jcaruso@kirkland.com

If to Landlord:

Spirit Realty, L.P.

c/o Spirit SPE Manager, LLC

2727 North Harwood Street, Suite 300

Dallas, Texas 75201

Attention: Portfolio Servicing

Facsimile: (800) 973-0850

Email: portfolioservicing@spiritrealty.com

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

ARTICLE XVII

WAIVER OF LANDLORD’S LIEN / SECURITY INTEREST

Section 17.01 Waiver of Landlord’s Lien and Security Interest. Landlord acknowledges and agrees that Landlord shall not have a landlord’s lien in, on and against any Personalty. Landlord shall, upon written request of Tenant, execute a landlord lien waiver and/or collateral access or similar agreement requested by Tenant’s lender in a form reasonably acceptable to Landlord.

ARTICLE XVIII

MISCELLANEOUS

Section 18.01 Force Majeure. If either party shall, without fault of such party, be delayed or prevented from the performance of any act required hereunder (other than the payment of money) by reason of acts of God, strikes, lockouts, labor troubles, war, terrorism, or inability to procure materials and such party gives the other party written notice of such event within ten (10) days after such event (a “Force Majeure Event”), the financial inability of the party excepted, performance of such act shall be excused for the period of delay, and the period for the performance of any such act shall be extended by a period equal to the period of such delay; provided, however, that nothing in this Section shall excuse Tenant from the prompt payment of any Rent. In the event of a Force Majeure Event in any event such party shall proceed with all diligence to complete the performance of the act upon the cessation of the Force Majeure Event.

Section 18.02 No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Properties by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly,

(a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and

(b) the fee estate or ownership of any of the Properties or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Properties or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 18.03 Interpretation. Landlord and Tenant acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant. Whenever Landlord or an Indemnified Party is entitled to indemnification, such indemnification shall include (but shall not be limited to) the obligation of the indemnifying party to pay the reasonable documented out-of-pocket legal fees and expenses of counsel selected by Landlord or such Indemnified Party.

Section 18.04 Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Landlord entering into this Lease:

(a) Landlord and Tenant intend that: (i) this Lease constitutes an un-severable, unitary and single lease of all, but not less than all, of the Properties, and if at any time this Lease covers other real property in addition to the Properties, neither this Lease, nor Tenant’s obligations or rights hereunder may be allocated or otherwise divided among such properties by Tenant; (ii) this Lease does not constitute separate leases contained in one document; (iii) the use of the expression “unitary lease” to describe this Lease is not merely for convenient reference, but is the conscious choice of the parties to express the intent of the parties in regard to an integral part of this transaction. To accomplish the creation of a unitary lease, the parties intend that the Rental and all other provisions of this Lease have been negotiated and agreed to based on a demise of all the Properties covered by this Lease as a single, composite, inseparable transaction; (iv) this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; (v) except as expressly provided in this Lease, the Rental payable hereunder is payable for the Properties as a single, indivisible, integrated transaction and that but for such integration, the Rental would have been computed on a different basis; and (vi) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Landlord and Tenant, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, nor to make Landlord in any way responsible for the debts, obligations or losses of Tenant. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), all provisions of this Lease, including definitions, commencement and expiration dates, rental provisions, use provisions, renewal provisions, breach, default, enforcement and termination provisions and assignment and subletting provisions, shall apply equally and uniformly to all the Premises as one unit and are not severable. A default of any of the terms or conditions of this Lease occurring with respect to any one Property shall be a default under this Lease with respect to all the Properties. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), the provisions of this Lease shall at all times be construed, interpreted and applied such that the intention of Landlord and Tenant to create a unitary lease shall be preserved and maintained.

(b) Landlord and Tenant covenant and agree that: (i) each will treat this Lease as an operating lease pursuant to Accounting Standards Codification (ASC) 842, as amended, and as a true lease for state law reporting purposes and for federal income tax purposes; (ii) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 18.04; (iii) with respect to the Properties, the Lease Term (including any Extension Term) is less than eighty percent (80%) of the estimated remaining economic life of the Properties; and (iv) the Base Annual Rental is the fair market value for the use of the Properties and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations pursuant to, this Lease do not constitute a transfer of all or any part of the Properties.

(c) Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease and as a master lease of all of the Properties. Tenant stipulates and agrees: (i) not to challenge the validity, enforceability or characterization of the lease of the Properties as a true lease and/or as a single, unitary, un-severable instrument pertaining to the lease of all, but not less than all, of the Properties; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 18.04.

(d) Tenant acknowledges that fee simple title (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Properties as provided herein.

(e) For the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with all Properties which must be assumed, rejected or assigned as a whole with respect to all (and only all) of the Properties.

Section 18.05 Disclosure. Landlord shall maintain, and shall cause its directors, officers, employees, and/or agents (including legal counsel) to maintain all Confidential Information as confidential and shall not disclose the same other than: (i) to Landlord’s directors, officers, employees, advisors, partners, accountants and/or agents (including legal counsel and any third party consultant), (ii) to prospective and actual purchasers, assignees, investors and lenders to Landlord or any of the foregoing with respect to one or more of the Properties, (iii) to the directors, officers, employees, advisors, partners, accountants and/or agents (including legal counsel and any third party consultant) of any Person described in clause (ii), provided that Landlord shall advise any such party as to the confidential nature of the information, and shall instruct any such actual or prospective lenders, purchasers, assignees and investors to maintain such Confidential Information as confidential, and (iv) any information which was previously or is hereafter publicly disclosed (other than in violation of this Lease). Landlord shall indemnify Tenant for any breach of this Section 18.05. The parties agree that, notwithstanding any provision contained in this Lease, (a) any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required to comply with any law, rule or regulation, including, without limitation, any matter required under the Securities Act or the Exchange Act, and (b) Landlord may disclose such Confidential Information on an aggregated basis with other information being disclosed by Landlord to any party so long as such Confidential Information is not identifiable. Landlord shall defend, indemnify, protect and hold the Tenant and/or Guarantor harmless from and against any and all Losses resulting from Landlord or any party which Landlord provides any Confidential Information to disclosing such Confidential Information in violation of the terms and conditions of this Section 18.05.

Section 18.06 Bankruptcy. As a material inducement to Landlord executing this Lease, Tenant acknowledges and agrees that Landlord is relying upon

(a) the financial condition and specific operating experience of Tenant and Tenant’s obligation to use the Properties as Permitted Facilities;

(b) Tenant’s performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Bankruptcy Code for Tenant; and

(c) all defaults under this Lease being cured promptly and this Lease being assumed within sixty (60) days of any order for relief entered under the Bankruptcy Code for Tenant, or this Lease being rejected within such sixty (60) day period and the Properties surrendered to Landlord. Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Tenant hereby agrees that:

(i) all obligations that accrue under this Lease (including the obligation to pay Rentals), from and after an Insolvency Event shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Landlord;

(ii) any and all Rentals that accrue from and after an Insolvency Event and that are not paid as required by this Lease shall, in the amount of such Rentals, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after an Insolvency Event;

(iii) any extension of the time period within which Tenant may assume or reject this Lease without an obligation to cause all obligations under this Lease to be performed as and when required under this Lease shall be harmful and prejudicial to Landlord;

(iv) any time period designated as the period within which Tenant must cure all defaults and compensate Landlord for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Landlord;

(v) any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Landlord shall be harmful and prejudicial to Landlord;

(vi) any proposed assignment of this Lease shall be harmful and prejudicial to Landlord if made to an assignee:

(A) that does not possess financial condition adequate to operate Permitted Facilities upon the Properties or operating performance and experience characteristics reasonably satisfactory to Landlord equal to or better than the financial condition, operating performance and experience of Tenant as of the Effective Date; or

(B) that does not provide guarantors of the lease obligations with financial condition equal to or better than the financial condition of the Guarantor as of the Effective Date.

(vii) the rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Bankruptcy Code, and Tenant stipulates that such automatic stay shall be lifted immediately and possession of the Properties will be delivered to Landlord immediately without the necessity of any further action by Landlord. No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Bankruptcy Code or applicable Law to oppose any assumption and/or assignment of this Lease, to require timely performance of Tenant’s obligations under this Lease, or to regain possession of the Properties as a result of the failure of Tenant to comply with the terms and conditions of this Lease or the Bankruptcy Code. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Bankruptcy Code. For purposes of this Section addressing the rights and obligations of Landlord and Tenant upon an Insolvency Event, the term “Tenant” shall include Tenant’s successor in bankruptcy, whether a trustee, Tenant as debtor in possession or other responsible person.

Section 18.07 Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled. Each party shall also be entitled to recover its reasonable attorneys’ fees and other Costs incurred in any bankruptcy action filed by or against the other party, including, without limitation, those incurred in seeking relief from the automatic stay, in dealing with the assumption or rejection of this Lease, in any adversary proceeding, and in the preparation and filing of any proof of claim. Tenant shall be obligated to pay Landlord’s reasonable attorneys’ fees and other Costs incurred in connection with any act which Tenant proposes to do and which requires Landlord’s consent (whether or not consent is ultimately given). For purposes of this Section 18.07, a party will be considered to be the “prevailing party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

Section 18.08 Memoranda of Lease. Concurrently with the execution of this Lease, Landlord and Tenant are executing Landlord’s standard form memorandum of lease in recordable form, indicating the names and addresses of Landlord and Tenant, a description of the Properties, the Lease Term, but omitting Rentals and such other terms of this Lease as Landlord may not desire to disclose to the public. Further, upon Landlord’s prior written request, Tenant agrees to execute and acknowledge a termination of lease and/or quitclaim deed in recordable form to be held by Landlord until the expiration or sooner termination of the Lease Term. The payment of all taxes and recording fees in connection with the recording of such memorandum contemplated by this Section 18.08 shall be paid in accordance with the terms of the Purchase and Sale Agreement.

Section 18.09 No Brokerage. Landlord and Tenant represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Properties. Each of Landlord and Tenant agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.

Section 18.10 Waiver of Jury Trial and Certain Damages. LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PROPERTIES, AND/OR

ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM LANDLORD AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF LANDLORD OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY TENANT OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 18.11 Marketing. As a material inducement to Landlord’s willingness to enter into the Transactions contemplated by this Lease and the other Transaction Documents but subject to Section 18.05, Tenant hereby acknowledges and agrees that Landlord may:

(a) from time to time and at any time in connection with its marketing, advertising and reporting materials:

(i) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction (or regarding other properties owned and leased by Landlord or any of its Affiliates to Tenant or its Affiliates) for marketing purposes; and

(ii) use images of the Properties (which images may include the Tenant’s or operator’s name and/or the name of the business at the Properties and/or the Tenant’s or operator’s logo); and

(iii) use the name or logo of the Tenant or operator, or the name of the business operated at the Properties.

Section 18.12 State-Specific Provisions. The provisions and/or remedies which are set forth on the attached Exhibit C shall be deemed a part of and included within the terms and conditions of this Lease.

Section 18.13 Time Is of the Essence. Time is of the essence with respect to each and every provision of this Lease.

Section 18.14 Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Landlord of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Landlord’s right to collect any unpaid amounts or an accord and satisfaction.

Section 18.15 Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

Section 18.16 Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

Section 18.17 Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

Section 18.18 Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.

Section 18.19 Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Texas. Tenant consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Texas in accordance with applicable Law. Furthermore, Tenant waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of Landlord to commence any proceeding in the federal or state courts located in the states where the Properties are located to the extent Landlord deems such proceeding necessary or advisable to exercise remedies available under this Lease. This Lease shall be governed by, and construed with, the laws of the State of Texas, without giving effect to any state’s conflict of laws principles.

Section 18.20 Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

Section 18.21 Separate Leases. Landlord shall have the right to sever and split this Lease into one or more individual leases covering and demising one or more Properties. Tenant shall (at Landlord’s expense) cooperate with Landlord with the foregoing; shall respond reasonably, promptly and in good faith with any Landlord requests to accomplish the foregoing; and shall execute a new lease or leases, and an amendment to this Lease, as shall be required to so sever and split this Lease into one or more separate leases. Any new lease shall be on substantially the same terms and conditions set forth in this Lease, provided, however, that in no event will such severance and split of this Lease into one or more leases reduce or modify any of the obligations and liabilities of Landlord and Tenant hereunder except that (i) Landlord and Tenant, each in their reasonable discretion, shall mutually agree upon the Base Annual Rental as to any Properties covered by such assignment, (ii) there shall be a corresponding reduction in Base Annual Rental payable under this Lease and (iii) each such lease shall not be cross-defaulted with each other lease for any Property (including this Lease).

Remainder of page intentionally left blank; signature page(s) to follow

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

LANDLORD: SPIRIT REALTY, L.P., a Delaware limited partnership

By:	Spirit General OP Holdings, LLC, a Delaware limited liability company
Its:	General Partner

	By:	/s/ Daniel Rosenberg
Name: Daniel Rosenberg
Title: Senior Vice President

[Signatures continued on next page]

TENANT:

PARTY CITY HOLDINGS INC.,
a Delaware corporation

By:	/s/ Michael A. Correale
Printed Name: Michael A. Correale
Title: Senior Vice President

EXHIBIT A

LEGAL DESCRIPTIONS/STREET ADDRESSES OF THE PROPERTIES

A. Each Property may be used as a distribution and manufacturing center for Tenant, which may include office space incidental thereto.

The Property addresses are as follows:

1.	47 Elizabeth Drive, Chester, New York

2.	7700 Anagram Drive, Eden Prairie, Minnesota

3.	2800 Purple Sage, Los Lunas, New Mexico

B. Legal descriptions are as follows:

New York

ALL THAT CERTAIN PIECE AND PARCEL OF LAND SITUATE IN THE VILLAGE OF CHESTER, ORANGE COUNTY, NEW YORK AND SHOWN ON A MAP ENTITLED, “FINAL SUBDIVISION PLAT, LOT LINE CHANGE OF TAX MAP PARCEL, SECTION 117, BLOCK 1, LOT 2 & SECTION 117, BLOCK 1, LOT 4, CHESTER INDUSTRIAL PARK, VILLAGE OF CHESTER, ORANGE COUNTY, NEW YORK” AS PREPARED BY T.M. DEPUY ENGINEERING AND LAND SURVEYING, P.C. AND DATED FEBRUARY 9, 2000, LAST REVISED AUGUST 21, 2000 AND FILED AUGUST 24, 2000 IN THE ORANGE COUNTY CLERK’S OFFICE AS MAP NO. 156-00.

BEGINNING AT A SET 5/8” IRON ROD WITH RED CAP FLUSH WITH THE GROUND BEING IN THE SOUTHWESTERLY BOUNDS OF ELIZABETH DRIVE AND BEING THE NORTHERLY CORNER OF LANDS OF ISOMEDIX OPERATION, INC., LIBER 3600 OF DEEDS, PAGE 144;

THENCE ALONG THE NORTHEASTERLY AND SOUTHEASTERLY BOUNDS OF SAID ISOMEDIX OPERATION, INC. ON THE FOLLOWING TWO COURSES AND DISTANCES:

1. SOUTH 42° 09’ 45” WEST 600.84 FEET TO A SET 5/8” IRON ROD WITH RED CAP WITH A 1” REVEAL;

2. SOUTH 47° 50’ 15” EAST 394.52 FEET TO A POINT BEING IN THE NORTHERLY BOUNDS OF SAID LANDS OF STATE STREET BANK AND TRUST COMPANY, LIBER 5179 OF DEEDS, PAGE 138;

THENCE ALONG SAID NORTHERLY BOUNDS OF STATE STREET BANK & TRUST COMPANY AND GENERALLY DOWN THE CENTER LINE OF DRAINAGE DITCH ON THE FOLLOWING FOUR COURSES AND DISTANCES;

1. SOUTH 65° 43’ 44” WEST 353.14 FEET TO A POINT;

2. SOUTH 74° 45’ 33” WEST 96.08 FEET TO A POINT;

3. SOUTH 67° 33’ 42” WEST 654.26 FEET TO A POINT;

4. NORTH 78° 20’ 26” WEST 188.16 FEET TO A POINT BEING IN THE CENTER OF BLACK MEADOW CREEK AND BEING IN THE EASTERLY BOUNDS OF LANDS OF CONCRETE PROPERTIES, LIBER 5179 OF DEEDS, PAGE 138;

THENCE GENERALLY ALONG THE CENTER LINE OF THE BLACK MEADOW CREEK FOR A PORTION OF THE WAY AND ALONG THE EASTERLY BOUNDS OF SAID LANDS OF CONCRETE PROPERTIES ON THE FOLLOWING NINE COURSES AND DISTANCES:

1. NORTH 28° 33’ 43” WEST 254.14 FEET TO A POINT;

2. NORTH 53° 04’ 13” WEST 224.74 FEET TO A POINT;

3. NORTH 35° 43’ 13” WEST 58.83 FEET TO A POINT;

4. NORTH 01° 47’ 17” EAST 90.43 FEET TO A POINT;

5. NORTH 15° 29’ 13” WEST 129.63 FEET TO A POINT;

6. NORTH 31° 30’ 13” WEST 136.05 FEET TO A POINT;

7. NORTH 43° 24’ 13” WEST 267.04 FEET TO A POINT;

8. NORTH 19° 54’ 13” WEST 154.32 FEET TO A POINT;

9. NORTH 39° 01’ 13” WEST 144.43 FEET TO A POINT BEING IN THE SOUTHERLY BOUNDS OF LANDS OF ANDREW L. PALMER ASSOCIATES, LP, LIBER 1877 OF DEEDS, PAGE 1058;

THENCE ALONG THE SOUTHERLY BOUNDS OF SAID LANDS OF ANDREW L. PALMER ASSOCIATES, LP ON THE FOLLOWING FIVE COURSES AND DISTANCES:

1. NORTH 42° 41’ 39” EAST 158.08 FEET TO A POINT;

2. NORTH 86° 36’ 09” EAST 103.47 FEET TO A POINT;

3. NORTH 76° 00’ 09” EAST 79.19 FEET TO A POINT;

4. NORTH 73° 32’ 39” EAST 48.40 FEET TO A POINT;

5. NORTH 04° 43’ 09” EAST 19.53 FEET TO THE SOUTHWEST CORNER OF OTHER LANDS OF ANDREW L. PALMER ASSOCIATES, LP, LIBER 1877 OF DEEDS, PAGE 1058;

THENCE ALONG THE SOUTHERLY BOUNDS OF SAID OTHER LANDS OF ANDREW L. PALMER ASSOCIATES, LP AND GENERALLY DOWN THE CENTER LINE OF THE BLACK MEADOW CREEK ON THE FOLLOWING SEVEN COURSES AND DISTANCES:

1. SOUTH 77° 48’ 51” EAST 230.33 FEET TO A POINT;

2. NORTH 73° 34’ 09” EAST 115.51 FEET TO A POINT;

3. NORTH 59° 04’ 09” EAST 116.24 FEET TO A POINT;

4. NORTH 42° 16’ 09” EAST 176.39 FEET TO A POINT;

5. NORTH 31° 53’ 09” EAST 99.87 FEET TO A POINT;

6. NORTH 48° 56’ 09” EAST 161.23 FEET TO A POINT;

7. NORTH 88° 00’ 09” EAST 244.61 FEET TO A POINT BEING THE SOUTHERLY CORNER OF LANDS OF CHESTER INDUSTRIAL PARK ASSOCIATES, LLP, LIBER 3151 OF DEEDS, PAGE 165 AND BEING LOT #1 OF MAP #9513;

THENCE ALONG THE SOUTHERLY BOUNDS OF SAID LOT #1 ON THE FOLLOWING TWO COURSES AND

DISTANCES:

1. NORTH 67° 37’ 16” EAST 24.44 FEET TO A POINT;

2. NORTH 42° 09’ 45” EAST 17.99 FEET TO A POINT;

THENCE ALONG THE SOUTHWESTERLY BOUNDS OF REVISED TAX LOT SECTION 117, BLOCK 1, LOT 2 AND OTHER LANDS OF CHESTER INDUSTRIAL PARK, LP SOUTH 47° 50’ 15” EAST 415.32 FEET TO A SET 5/8” IRON ROD WITH RED CAP FLUSH WITH THE GROUND AND BEING THE NORTHWESTERLY CORNER OF THE INTERSECTION OF ELIZABETH DRIVE AND NUCIFORA BOULEVARD;

THENCE ALONG THE SOUTHWESTERLY BOUNDS OF SAID ELIZABETH DRIVE SOUTH 47° 50’ 15” EAST 578.65 FEET TO THE PLACE AND POINT OF BEGINNING.

Minnesota

Real property in the City of Eden Prairie, County of Hennepin, State of Minnesota, described as follows:

Lots 1, 2 and 4, Block 1, Anagram Park

Torrens Property-Certificate of Title No. 1011966

New Mexico

The following described real estate in the County of Valencia and State of New Mexico, to wit:

Tract “B” of Los Morros Business Park, as said tract is shown and designated on the plat thereof, filed in the Office of the County Clerk of Valencia County, New Mexico, on November 21, 1997, in Plat Cabinet “J”, Page 183.

EXHIBIT B

FORM OF

AUTHORIZATION AGREEMENT – PRE-ARRANGED PAYMENTS

B-1

EXHIBIT C

STATE-SPECIFIC PROVISIONS

None

C-1

EXHIBIT D

PHYSICAL CONDITION ASSESSMENT SCHEDULE

None.

D-1

EXHIBIT E

PROPERTY AMOUNTS

1.	7700 Anagram Drive, Eden Prairie, Minnesota 55344:	$13,223,235.03
2.	2800 Purple Sage, Los Lunas, New Mexico 87031:	$12,285,254.69
3.	47 Elizabeth Drive, Chester, New York 10918:	$102,491,510.28

E-1